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                                                                   Exhibit 4.2.1





                                CREDIT AGREEMENT

                          Dated as of November 28, 2001

                                     between

                                  NUMATICS LTD.

                                   as Borrower

                                       and

                            LASALLE BUSINESS CREDIT,
                                  a division of

                              ABN AMRO BANK CANADA

                                    as Lender






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
                                TABLE OF CONTENTS

1.    DEFINITIONS............................................................1

   (a)   General Definitions.................................................1
   (b)   Accounting Terms and Definitions...................................12

2.    LOANS AND LETTERS OF CREDIT...........................................13

   (a)   Revolving Loans....................................................13
   (b)   Margin and Other Requirements: Revolving Loans.....................14
   (c)   Other Requirements.................................................15
   (d)   Loan Accounts......................................................15
   (e)   Letters of Credit..................................................15

3.    INTEREST, FEES AND CHARGES............................................16

   (a)   Rates of Interest..................................................16
   (b)   Computation of Interest and Fees...................................16
   (c)   Maximum Interest...................................................16
   (d)   Closing Fee........................................................17
   (e)   Unused Line Fee....................................................17
   (f)   Examination and Appraisal Fees.....................................17
   (g)   Facilities Fee.....................................................17
   (h)   Capital Adequacy Charge............................................17
   (i)   Letter of Credit Fees..............................................18

4.    LOAN ADMINISTRATION...................................................18

   (a)   Loan Requests......................................................18
   (b)   Letter of Credit Requests..........................................19
   (c)   Disbursement.......................................................19

5.    SECURITY..............................................................19

6.    COLLECTIONS...........................................................20

   (a)   Blocked Accounts and Lock Boxes....................................20
   (b)   Rights of ABN AMRO.................................................21
   (c)   Application of Collections.........................................22
   (d)   Dealings by ABN AMRO...............................................22
   (e)   Receipts by Borrower...............................................22

7.    SCHEDULES AND REPORTS.................................................22

   (a)   Activity Reports...................................................22
   (b)   Borrowing Base Certificate.........................................23
   (c)   Inventory Reports..................................................23
   (d)   Financial Reports..................................................23
   (e)   Compliance Certificate.............................................24
   (f)   Authorized Officer.................................................24

                                                                              2.


8.    TERMINATION...........................................................24

   (a)   Survival of Security Interests, Liens, etc.........................24
   (b)   Prepayment.........................................................25

9.    REPRESENTATIONS AND WARRANTIES........................................26

10.      COVENANTS..........................................................31

11.      CONDITIONS PRECEDENT...............................................38

   (a)   Closing Deliveries.................................................38
   (b)   Post Closing Deliveries............................................41

12.      DEFAULT............................................................41

13.      REMEDIES UPON AN EVENT OF DEFAULT..................................43

14.      INDEMNIFICATION....................................................45

   (a)   General Indemnity..................................................45
   (b)   Environmental Indemnity............................................46

15.      MISCELLANEOUS......................................................46

   (a)   Notices............................................................46
   (b)   Choice of Governing Law and Construction...........................47
   (c)   Forum Selection and Service Of Process.............................47
   (d)   Modification and Benefit of Agreement..............................47
   (e)   Headings of Subdivisions...........................................47
   (f)   Power of Attorney..................................................48
   (g)   Waiver of Jury Trial, Other Waivers, Confidentiality...............48
   (h)   Timing of Payments.................................................48
   (i)   Canadian Currency..................................................48
   (j)   Judgment Currency..................................................49
   (k)   Severability.......................................................49
   (l)   Conflicts..........................................................49
   (m)   Counterparts.......................................................49
   (n)   Commitment Letter Superseded.......................................49



                             SCHEDULES AND EXHIBITS
                             ----------------------

Schedule A                        Authorized Officers
Schedule B                        Business and Collateral Locations
Schedule C                        Permitted Liens
Schedule 9(i)                     Actions and Proceedings
Section 9(l)                      Transactions With Affiliates
Schedule 9(q)                     Indebtedness

                                                                              3.


Schedule 9(s)                     Affiliates, Joint Ventures and Partnerships
Schedule 9(w)                     Intellectual Property
Schedule 9(y)                     Environmental Matters
Schedule 11(a)(iii)               Closing Documents List

Exhibit 2(d)(ii)                  Form of Revolving Promissory Note
Exhibit 4(a)                      Form of Notice of Borrowing
Exhibit 7(a)                      Form of Collateral Loan Report
Exhibit 7(b)                      Form of Borrowing Base Certificate
Exhibit 7(b)(ii)                  Form of Statutory Payables Report
Exhibit 7(d)                      Form of Financial Reporting Certificate
Exhibit 7(e)                      Form of Compliance Certificate
Exhibit 11(a)(ix)                 Form of Closing Certificate

     CREDIT AGREEMENT dated as of November 28, 2001 between NUMATICS LTD., a corporation existing under the federal laws of Canada (the "Borrower") and LASALLE BUSINESS CREDIT, a division of ABN AMRO BANK CANADA, a Canadian chartered bank (such bank herein referred to as "ABN AMRO"), with its head office at Maritime Life Tower, 15th Floor, 79 Wellington Street West, Toronto (Ontario), M5K 1G8.

                                    RECITALS

     WHEREAS, the Borrower desires that ABN AMRO extend certain loans, advances and other financial accommodations to the Borrower in order to refinance certain existing indebtedness, to provide for working capital and certain inter-company loans, and the parties wish to provide for the terms and conditions upon which such loans, advances and other financial accommodations shall be made;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Borrower, the parties hereto agree as follows:

1.   DEFINITIONS

(a)  General Definitions.

     The following terms have the following meanings when used herein:

     "Account", "Chattel Paper", "Document of Title", "Equipment", "Intangible", "Goods", "Instrument", and "Inventory" shall have the respective meanings assigned to such terms without initial capitals, as of the date of this Agreement, in the Ontario Personal Property Security Act ("PPSA").

     "Account Debtor" shall mean in respect of any Account the debtor obligated to make payment thereof.

     "ACS Lien" shall have the meaning ascribed thereto in the U.S. Loan Agreement.

     "Adjusted Net Worth" shall mean in respect of the Borrower, shareholders' equity (including retained earnings but excluding any appraisal increments) less the book value of all intangible assets (including, without limitation, leasehold improvements, goodwill and transaction costs), prepaid expenses, and amounts owing from Affiliates and other related Persons of the Borrower (including officers and employees), all as determined by ABN AMRO on a consistent basis, plus the amount of any debt subordinated to ABN AMRO on terms and conditions acceptable to ABN AMRO in its sole judgment.

     "Affiliate" shall mean any Person (i) which directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, a Loan Party, (ii) which beneficially owns or holds five percent (5%) or more of the voting control or equity

                                                                              2.


interests of a Loan Party, or (iii) five percent (5%) or more of the voting control or equity interests of which is beneficially owned or held by a Loan Party.

     "Agreement" shall mean this Credit Agreement as it may be amended, supplemented, extended or restated from time to time.

     "Authorized Officer" shall mean in respect of the Borrower each person whose name appears on Schedule A hereto.

     "Blocked Account" shall have the meaning ascribed thereto in subsection 6(a) hereof.

     "Borrowers" shall mean collectively the Borrower and the German Borrower.

     "Borrowing" shall mean a borrowing or advance of credit hereunder consisting of any loans made to the Borrower on the same day by ABN AMRO.

     "Borrowing Base" shall mean at any time the lesser of the amounts then calculated as specified in subsections 2(b)(i) and (ii) hereof.

     "Borrowing Base Certificate" shall have the meaning ascribed thereto in subsection 7(b) hereof and shall be in substantially the form of Exhibit 7(b) hereto.

     "Business Day" shall mean any day other than a Saturday, Sunday, or such other day as banks in Toronto, Ontario are authorized or required to be closed for business.

     "Canadian Dollars" or "Cdn. $" shall mean the lawful currency of Canada.

     "Canadian Dollar Equivalent Amount" shall mean, on any given date, the amount of Canadian Dollars which could be purchased with the relevant amount of a currency at the then applicable Spot Rate at 11:00 a.m. Toronto time on such date (and if such date is not a Business Day, on the preceding Business Day) for the purchase of Canadian Dollars with such currency.

     "Capital Adequacy Charge" shall have the meaning ascribed thereto in subsection 3(h).

     "Capital Adequacy Demand" shall have the meaning ascribed thereto in subsection 3(h).

     "Capital Expenditures" shall mean, with respect to any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including expenditures for capitalized lease obligations) by the Borrower during such period that are required by GAAP to be included in or reflected by the property, plant or equipment or similar fixed asset accounts (or in intangible accounts subject to amortization) in the balance sheet of the Borrower.

     "Closing Certificate" shall have the meaning ascribed thereto in subsection 11(a)(ix) and shall be in substantially the form of Exhibit 11(a)(ix) hereto.

                                                                              3.


     "Closing Date" shall mean the date upon which the initial Revolving Loan is made.

     "Collateral" shall mean all of the undertaking, property and assets, present and future, real and personal, of the Borrower, including that specifically described in section 5 hereof and all other undertaking, property and assets of any other Loan Party or any other Person now or hereafter pledged to ABN AMRO to secure, either directly or indirectly, repayment of any of the Liabilities including, for greater certainty, all present and future property and assets of the German Borrower.

     "Compliance Certificate" shall have the meaning ascribed thereto in subsection 7(e).

     "Contaminant" shall mean all Hazardous Materials and all those substances which are regulated by or form the basis of liability under Environmental Laws or any other material or substance which constitutes a material health, safety or environmental hazard to any person or property.

     "Default" shall mean any event, condition or default which with the giving of notice, the lapse of time or both would be an Event of Default.

     "DEM" shall mean the lawful currency of the Federal Republic of Germany.

     "Dilution" shall mean, with respect to any Person for any period, the percentage obtained by dividing: (a) the sum of non-cash credits against Accounts of such Person for such period, plus pending or probable, but not yet applied, non-cash credits against Accounts of such Person for such period as determined by ABN AMRO, by (b) gross invoiced sales of such Person for such period.

     "EBITDA" shall mean, with respect to any period, net income after taxes for such period (excluding any after-tax gains or losses on the sale of assets other than Inventory and excluding other after-tax extraordinary gains or losses) plus interest expense, income tax expense, depreciation and amortization for such period, plus or minus any other non-cash charges or gains which have been subtracted or added in calculating net income after taxes for such period.

     "Eligible Account" shall mean an Account owing to the Borrower which is acceptable to ABN AMRO in its sole discretion for lending purposes. ABN AMRO shall, in general, consider an Account to be an Eligible Account if it meets, and so long as it continues to meet, all of the following requirements:

     (i)  it is genuine and in all respects is what it purports to be;

     (ii) it is owned by the Borrower and the Borrower has the right to subject it to a security interest in favour of ABN AMRO;

                                                                              4.


    (iii) it arises from (A) the performance of services by the Borrower and such services have been fully performed and acknowledged and accepted by the Account Debtor thereunder; or (B) the sale of Goods by the Borrower, and such Goods have been completed in accordance with the Account Debtor's specifications (if any) and delivered to and accepted by the Account Debtor, such Account Debtor has not refused to accept and has not returned or offered to return any of the Goods, or has not refused to accept any of the services, which are the subject of such Account, and the Borrower has possession of, or has delivered to ABN AMRO at ABN AMRO's request, shipping and delivery receipts evidencing delivery of such Goods; for greater certainty, Accounts arising from pre-billings or progress billings shall not be Eligible Accounts;

     (iv) it is evidenced by an invoice rendered to the Account Debtor thereunder, is due and payable within a maximum of sixty (60) days after the stated invoice date thereof and does not remain unpaid ninety (90) days past the stated invoice date thereof; provided, however, that if more than twenty-five percent (25%) of the aggregate dollar amount of invoices owing by a particular Account Debtor to the Borrower remain unpaid ninety (90) days past the respective stated invoice dates thereof, then all Accounts owing to the Borrower by that Account Debtor shall be deemed ineligible;

     (v) it is not subject to any prior assignment, claim, lien, security interest or encumbrance whatsoever, other than Permitted Liens;

     (vi) it is a valid, legally enforceable and unconditional obligation of the Account Debtor thereunder, and is not subject to setoff, counterclaim, contra, deduction, credit, allowance or adjustment, or to any claim by such Account Debtor denying liability thereunder in whole or in part whether by reason of prepayment, previous credit or otherwise;

    (vii) it does not arise out of a contract or order which fails in any material respect to comply with the requirements of applicable law;

   (viii) the Account Debtor thereunder is not a director, officer, employee or agent of the Borrower, or a Subsidiary, Parent or Affiliate;

     (ix) it is not an Account with respect to which the Account Debtor is (A) the U.S. or any department, agency or instrumentality thereof, unless the Borrower assigns its right to payment of such Account to ABN AMRO pursuant to, and in full compliance with, the Assignment of Claims Act of 1940, as amended, (B) Her Majesty the Queen in Right of Canada or any department, agency or instrumentality thereof, unless the Borrower grants to ABN AMRO by way of absolute assignment and as security, its right to payment of such Account pursuant to, and in full compliance with, and all other steps deemed necessary by ABN AMRO have been taken under, the Financial Administration Act (R.S.C. 1985, c. F-11), as amended, or (C) a

                                                                              5.


          Crown corporation, any other government or other governmental body if such Account cannot be the object of a valid first ranking security interest in favour of ABN AMRO without special formalities or requirements, unless such formalities or requirements have been performed to the full satisfaction of ABN AMRO;

     (x) it is not an Account with respect to which the Account Debtor is located in a state of the U.S., a province of Canada or in any other country which requires the Borrower, as a precondition to commencing or maintaining an action in its courts, either to (A) receive a certificate of authority to do business and be in good standing therein, (B) file a notice of business activities report or similar report with its taxing authority, or (C) otherwise comply with any other requirement of such state, province or country, unless (x) the Borrower has taken the appropriate actions described in clauses (A),
          (B) or (C), (y) the failure to take one of the actions described in either clause (A), (B) or (C) may be cured retroactively by the Borrower at its election, or (z) the Borrower has proven, to ABN AMRO's satisfaction, that it is exempt from any such requirements under any such state's, province's or country's laws;

     (xi) it is an Account which arises out of a sale made in the ordinary course of the Borrower's business;

    (xii) the Account Debtor is a resident or citizen of, and is located or has its chief executive office located within, (A) a state or province of the U.S. or Canada in which the security interest of ABN AMRO is properly registered and the Account is payable in the lawful money of either the U.S. or Canada or (B) any other country, provided the payment of such Account is secured by a letter of credit or insurance supplied by an institution, and which is in form and substance and otherwise, satisfactory to ABN AMRO in its sole discretion;

   (xiii) it is not an Account with respect to which the Account Debtor's obligation to pay is conditional upon the Account Debtor's approval of the Goods or services or is otherwise subject to any repurchase obligation or return right, as with sales made on a bill-and-hold, guaranteed sale, sale on approval, sale or return or consignment basis;

    (xiv) it is not an Account (A) with respect to which any representation or warranty contained in this Agreement or any Security Agreement is untrue or (B) which violates any of the covenants of the Borrower contained in this Agreement or any Security Agreement;

     (xv) it is not an Account which, when added to a particular Account Debtor's other indebtedness to the Borrower, exceeds ten percent (10%) of the aggregate of the Borrower's Accounts or a credit limit determined by ABN AMRO in its sole discretion for that Account Debtor, provided that,

                                                                              6.


          Accounts excluded from Eligible Accounts solely by reason of this subparagraph (xv) shall be Eligible Accounts to the extent of such limit; and

    (xvi) it is not an Account with respect to which the prospect of payment or performance by the Account Debtor is or will be impaired, as determined by ABN AMRO in its sole discretion.

     "Eligible Inventory" shall mean Inventory of the Borrower which is acceptable to ABN AMRO in its sole discretion. Without limiting ABN AMRO's discretion, ABN AMRO shall, in general, consider Inventory to be Eligible Inventory if it meets, and so long as it continues to meet, all of the following requirements:

     (i) it is finished goods inventory or raw material owned by the Borrower and the Borrower has the right to subject it to a security interest in favour of ABN AMRO;

     (ii) it is located on the premises listed on Schedule B hereto or such other premises from time to time accepted in writing by ABN AMRO;

    (iii) it is not subject to any prior assignment, claim, lien, security interest or encumbrance whatsoever, other than Permitted Liens, has not given rise to an Account and is subject to a valid first ranking security interest in favour of ABN AMRO which is properly perfected in the province where such Inventory is located;

     (iv) it is not work in process, parts, samples, display or slow moving Inventory, and is held for sale or furnishing under contracts of service; it is (except as ABN AMRO may otherwise consent in writing) unspoiled and free from deficiencies which would, in ABN AMRO's sole determination, affect its market value;

     (v) it is not in transit (except as consented to in writing by ABN AMRO), or stored with a bailee, consignee, warehouseman, processor or similar party or located on any leased premises unless ABN AMRO has given its prior written approval and the Borrower has caused any such bailee, consignee, warehouseman, processor, similar party or lessor to issue and deliver to ABN AMRO, in form and substance acceptable to ABN AMRO in its absolute discretion, such financing statements, warehouse receipts, waivers and other documents as ABN AMRO shall require;

     (vi) ABN AMRO has determined, in accordance with its customary business practices, that it is not unacceptable due to obsolescence, age, type, category, quantity, expiry or other factors; for greater certainty any packaging materials and any used or old, returned, damaged or defective or spoiled Inventory, Inventory unfit for intended usage or not readily

                                                                              7.


          saleable, and Inventory held or placed on consignment shall not be acceptable as Eligible Inventory; and

    (vii) it is not Inventory (A) with respect to which any of the representations and warranties contained in this Agreement or any Security Agreement are untrue or (B) which violates any of the covenants of the Borrower contained in this Agreement or any Security Agreement.

     "Environmental Claims" shall mean any written notice of violation, claim, deficiency, demand, abatement or other order or prosecution by any governmental authority or any person for personal injury (including sickness, disease or death), tangible or intangible property damage, damage to the environment, nuisance, pollution, contamination or other adverse effects on the environment, or for fines, penalties, convictions or deed or use restrictions, resulting from or based upon (i) the existence, or the continuation of the existence, of a Release (including, without limitation, sudden or non-sudden, accidental or nonaccidental Releases), of, or exposure to, any Contaminant at, in, by or from any of the properties of the Borrower or any Loan Party, (ii) the environmental aspects of the transportation, storage, treatment or disposal of Contaminants in connection with the operation of any of the properties of the Borrower or any Loan Party or (iii) the violation, or alleged violation by Borrower or any Loan Party, of any statutes, ordinances, orders, rules, regulations, permits or licenses of or from any Governmental Authority, agency or court relating to environmental matters connected with any of the properties of the Borrower or any Loan Party, under any applicable Environmental Laws.

     "Environmental Laws" includes, without limitation, the Environmental Protection Act (Ontario), the Canadian Environmental Protection Act, the Canadian Transportation of Dangerous Goods Act, the Ontario Water Resources Act, the Dangerous Goods Transportation Act (Ontario), the Occupational Health and Safety Act (Ontario), the Fisheries Act (Canada) and the Gasoline Handling Code and Gasoline Handling Act (Ontario) and regulations thereunder, and laws and regulations of any applicable jurisdiction respecting pesticides, fisheries regulation and water resource management, as all of the aforesaid laws and regulations have been and hereafter may be amended or supplemented, and any related or analogous present or future federal, state, provincial or local statutes, rules having the force of law, regulations, ordinances, licenses, permits and interpretations having the force of law, orders of regulatory and administrative bodies and guidelines in any applicable jurisdiction.

     "Event of Default" shall have the meaning ascribed thereto in section 12 hereof.

     "Excess Availability" shall mean, as of any date of determination by ABN AMRO, the excess, if any, of (i) the Borrowing Base over (ii) the aggregate of the outstanding Revolving Loans as of the close of business on such date. For purposes of calculating Excess Availability and the amount of the Borrowing Base relating thereto, ABN AMRO may, in the exercise of its sole discretion, and without prejudice to its ability to establish other reserves as set out in this Agreement, establish a reserve in an aggregate amount based on the Borrower's outstanding debt which is not current (in accordance with its terms of payment as verified by ABN AMRO) or which is past due as of such date of determination, to the extent thereof.

                                                                              8.


     "Financial Reporting Certificate" shall mean a certificate in substantially the form of Exhibit 7(d) hereto.

     "Fiscal Quarter End" shall mean December 31, March 31, June 30 or September 30 in each year.

     "GAAP" shall mean at any time generally accepted accounting principles and policies as in effect at such time in Canada.

     "German Borrower" shall mean Numatics GmbH, a German limited liability company.

     "German Documents" shall mean the promissory note made by the German Borrower in favour of the Borrower in the principal amount of U.S. $2,250,000 dated November 28, 2001 and all security granted by the German Borrower to the Borrower pursuant to or in respect thereof.

     "Governmental Authority" shall mean any nation or government, any state, province or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, be any of the foregoing.

     "Guarantors" shall mean collectively Numatics, Incorporated, a Michigan corporation, Micro-Filtration, Inc., a Michigan corporation, Numation, Inc., a Michigan corporation, Numatech, Inc., a Michigan corporation, Ultra Air Products, Inc., a Michigan corporation, Microsmith, Inc., an Arizona corporation and Empire Air Systems, Inc., a New York corporation.

     "Hazardous Materials" shall mean any pollutant, contaminant, chemical, or industrial or hazardous, toxic or dangerous goods, waste, substance or material, defined or regulated as such in (or for purposes of) any Environmental Laws and any other toxic, reactive, or flammable chemicals, including (without limitation) any friable asbestos, any petroleum (including crude oil or any fraction), any radioactive substance and any polychlorinated biphenyls; provided, that in the event that any Environmental Law is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment; and provided further that, without limitation, to the extent that the applicable laws of any province establish a meaning for "waste", "hazardous material," "hazardous substance," "hazardous waste," "solid waste" or "toxic substance" which is broader than that specified in any federal Environmental Laws, such broader meaning shall apply in the relevant province.

     "Hedging Reserves" shall mean at any time a reserve (which is currently calculated as a percentage, which percentage is currently 8%) in respect of the nominal amount of all foreign exchange contracts (including without limitation hedging, futures and option agreements) then outstanding between the Borrower and ABN AMRO, as determined by ABN AMRO in its sole discretion. ABN AMRO reserves the right to change the reserve percentage or

                                                                              9.


the hedging reserve methodology (including a mark to market calculation method or basis) at its sole discretion from time to time.

     "Indemnified Party" shall have the meaning ascribed thereto in section 14 hereof.

     "Letter of Credit Request" shall have the meaning ascribed thereto in subsection 4(b) hereof.

     "Letters of Credit" shall mean documentary or standby letters of credit issued for the Borrower's account in accordance with the terms of subsection 2(e) hereof.

     "L/C Liabilities" shall mean at any time the face amount of letters of credit (if any) issued for the Borrower's account by ABN AMRO to the extent not drawn down and if drawn down, not fully reimbursed to ABN AMRO.

     "Liabilities" shall mean any and all present and future obligations, liabilities and indebtedness of the Borrower to ABN AMRO or to any parent, affiliate or subsidiary of ABN AMRO of any and every kind and nature, howsoever created, arising or evidenced and howsoever owned, held or acquired, whether now or hereafter existing, whether now due or to become due, whether primary, secondary, direct, indirect, absolute, contingent or otherwise (including, without limitation, obligations of performance), whether several, joint or joint and several, and whether arising or existing under written or oral agreement or by operation of law.

     "Loan" or "Loans" shall mean any and all Revolving Loans made by ABN AMRO pursuant to section 2 hereof and all other loans, advances and financial accommodations made by ABN AMRO to or on behalf of the Borrower hereunder.

     "Loan Party" shall mean each of the Borrowers and the Guarantors.

     "Lock Box" shall have the meaning ascribed thereto in subsection 6(a) hereof.

     "London Property" shall mean the property municipally known as 363 Sovereign Road, London, Ontario.

     "Material Adverse Effect" shall mean with respect to any Person, and with respect to any event, act, condition or occurrence of whatever nature (including, without limitation, a labour union strike or lockout and any adverse determination in any litigation, arbitration or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences, whether or not related, a material adverse change in, or a material adverse effect upon, any of the business, property, assets, operations, condition (financial or otherwise) or prospects of such Person.

     "Maturity Date" shall mean the latest of the last day of the Original Term or any Renewal Term applicable.

     "Note" shall mean the Revolving Note.

                                                                             10.


     "Notice of Borrowing" shall have the meaning ascribed thereto in subsection 4(a) hereof.

     "Original Term" shall have the meaning ascribed thereto in subsection 8(a) hereof.

     "Other Agreements" shall mean all agreements, instruments and documents including, without limitation, guarantees, mortgages, hypothecs, trust deeds, pledges, powers of attorney, consents, assignments, contracts, notices, security agreements, leases, financing statements and all other writings heretofore, now or from time to time hereafter executed by or on behalf of the Borrower or any other Person (including any Loan Party) and delivered directly or indirectly to ABN AMRO or to any parent, affiliate or subsidiary of ABN AMRO in connection with the Liabilities or the transactions contemplated hereby, and includes, for greater certainty, the German Documents.

     "Parent" shall mean any Person now or at any time or times hereafter owning or controlling (alone or with any other Person) at least a majority of the issued and outstanding equity of a Loan Party and, if a Loan Party is a limited partnership, the general partner of such Loan Party.

     "Permitted Liens" shall mean (i) statutory liens of landlords, carriers, warehousemen, mechanics, materialmen or suppliers incurred in the ordinary course of business and securing amounts not yet due or declared to be due by the claimant thereunder, (ii) liens or security interests in favour of ABN AMRO,
(iii) zoning restrictions and easements, rights of way, licenses, covenants and other restrictions affecting the use of real property that do not individually or in the aggregate have a material adverse effect on the ability of the owner or user thereof to use such real property for its intended purpose in connection with its business, (iv) liens and prior claims securing the payment of taxes or other governmental charges not yet delinquent or being contested in good faith and by appropriate proceedings, (v) liens securing a purchase money obligation or liens incurred or deposits made in the ordinary course of business in connection with capitalized leases for purchase of, and in each case applying only to, Equipment permitted as Capital Expenditures under subsection 10(o)(iii), the documents relating to such liens to be in form and substance acceptable to ABN AMRO, (vi) deposits to secure performance of bids, trade contracts, leases and statutory obligations (to the extent not excepted elsewhere herein); (vii) liens set forth on Schedule C or specifically permitted by ABN AMRO in its sole discretion and in writing from time to time; (viii) any lien arising out of the refinancing, extension, renewal or refunding of any indebtedness secured by a lien permitted by any of the foregoing sections (i) through (vii) inclusive; provided, that (A) such indebtedness is not secured by any additional assets, and (B) the amount of such indebtedness is not increased,
(ix) pledges or deposits in connection with worker's compensation, unemployment insurance and other social security legislation, (x) rights of setoff, banker's lien and other similar rights arising solely by operation of law, (xi) the ACS Lien and (xii) liens subordinated to the liens and security interests described in (ii) above by agreements satisfactory in form and substance to ABN AMRO in its absolute discretion.

     "Person" shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, institution, entity, party or

                                                                             11.


foreign or local government (whether federal, provincial, county, city, municipal or otherwise), including, without limitation, any instrumentality, division, agency, body or department thereof.

     "Prime Rate" shall mean the floating annual rate of interest established from time to time by ABN AMRO as the reference rate for determining interest rates on commercial loans made in Canada in the lawful currency of Canada and designated as its prime rate; provided that under no circumstances shall the Prime Rate be less than the market bid rate determined by ABN AMRO as the average of bid rates for 30 day Canadian dollar bankers' acceptances that appear on the Reuters Screen CDOR Page at 10:00 a.m. (Toronto time) on the applicable day plus one and one half percent (1.5%) per annum. The Prime Rate is not intended to be the lowest or most favourable rate of ABN AMRO in effect at any time. It shall vary from time to time as determined by ABN AMRO.

     "Prime Rate Loan" shall mean a Loan in the lawful currency of Canada that bears interest based on the Prime Rate.

     "Prime Rate Revolving Loan" shall mean a Revolving Loan that is a Prime Rate Loan.

     "Release" shall mean any releasing, spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping, in each case as defined in Environmental Laws, and shall include any threatened Release, as defined in Environmental Laws; provided, that in the event that any Environmental Law is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment.

     "Renewal Term" shall have the meaning ascribed thereto in subsection 8(a) hereof.

     "Revolving Credit Commitment" shall mean at any time the Canadian Dollar Equivalent Amount equal to Four Million U.S. Dollars (U.S. $4,000,000).

     "Revolving Loans" shall have the meaning ascribed thereto in subsection 2(a) hereof.

     "Revolving Note" shall mean the revolving promissory note executed by the Borrower in favour of ABN AMRO pursuant to subsection 2(d)(ii) in substantially the form of Exhibit 2(d)(ii) hereto.

     "Security" shall have the meaning ascribed thereto in section 5 hereof.

     "Security Agreement" shall mean any security agreement executed by the Borrower or any other Loan Party from time to time regarding the pledge and grant of mortgages, charges, assignments, hypothecs, pledges and security interests to ABN AMRO of Collateral.

     "Shareholder" shall mean Numatics, Incorporated.

                                                                             12.


     "Spot Rate" shall mean in respect of a currency, the rate determined by ABN AMRO by reference to applicable currency markets to be the spot rate for the purchase by ABN AMRO of such currency with another currency through its main Toronto branch at approximately 11:00 a.m. (Toronto time) on the date as of which the foreign exchange computation is made; provided that if at the time of any such determination, no such spot rate can be reasonably quoted, ABN AMRO may use any method as it deems applicable to determine such rate hereunder, and such determination shall be conclusive absent manifest error.

     "Statutory Payables Report" shall have the meaning ascribed thereto in subsection 7(b)(ii).

     "Subsidiary" shall mean any corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time stock of any other class of such corporation shall have or might have voting power by reasoning of the happening of any contingency) is at the time, directly or indirectly, owned by a Loan Party, or any partnership, joint venture or limited liability company of which more than fifty percent (50%) of the outstanding equity interests are at the time, directly or indirectly, owned by a Loan Party or any limited partnership of which a Loan Party is a general partner.

     "Type" shall mean, with respect to any Loan, whether such Loan is a Prime Rate Loan or a U.S. Prime Rate Loan.

     "United States" or "U.S." shall mean the United States of America.

     "United States Dollars" or "U.S. Dollars" or "U.S. $" shall mean the lawful currency of the United States.

     "U.S. Prime Rate" shall mean the Prime Rate as defined in the U.S. Loan Agreement. The U.S. Prime Rate is not intended to be the lowest or most favourable rate of LaSalle Business Credit, Inc. in effect at any time. It shall vary from time to time as determined by Lasalle Business Credit, Inc.

     "U.S. Prime Rate Loan" shall mean a Revolving Loan in U.S. Dollars that bears interest based on the U.S. Prime Rate.

     "U.S. Loan Agreement" shall mean the Loan and Security Agreement dated concurrently herewith between LaSalle Business Credit, Inc. (as lender and as collateral agent), Numatics, Incorporated and certain of its subsidiaries, as it may be amended, restated, supplemented or otherwise modified from time to time.

(b)  Accounting Terms and Definitions.

     Unless otherwise defined or specified herein, all defined terms in subsection 1(a) as used in this Agreement shall have the meanings set out in such subsection, and all accounting terms used in this Agreement shall be construed in accordance with GAAP, applied on a basis consistent in all material respects with the financial statements delivered by the Borrower to

                                                                             13.


ABN AMRO on or before the Closing Date. All accounting determinations for purposes of determining compliance with the financial covenants contained in subsection 10(o) shall be made in accordance with GAAP as in effect on the Closing Date and applied on a basis consistent in all material respects with the audited financial statements delivered to ABN AMRO by the Borrower on or before the Closing Date. The financial statements required to be delivered hereunder from and after the Closing Date, and all financial records, shall be maintained in accordance with GAAP. If GAAP shall change from the basis used in preparing the audited financial statements delivered to ABN AMRO by the Borrower on or before the Closing Date, the certificates required to be delivered pursuant to subsection 7(d) demonstrating compliance with the covenants contained herein shall include, upon the request of ABN AMRO, calculations setting forth the adjustments necessary to demonstrate how the Borrower is in compliance with the financial covenants based upon GAAP as in effect on the Closing Date. References herein to sections and subsections hereof shall include such sections and subsections as amended or modified.

2.   LOANS AND LETTERS OF CREDIT

     Subject to the terms and conditions of this Agreement and the Other Agreements, absent the existence of a Default or Event of Default:

(a)  Revolving Loans.

     Subject to the terms and conditions of this Agreement and the Other Agreements, during the Original Term and any Renewal Term, ABN AMRO shall make such revolving loans and advances (the "Revolving Loans") in whatever Type to or for the account of the Borrower as the Borrower shall from time to time request, in accordance with the terms hereof. Subject to the provisions hereof requiring earlier repayment, all Revolving Loans shall be repaid in full upon the earlier to occur of (i) the end of the term of this Agreement and (ii) their acceleration pursuant to section 13 of this Agreement. If at any time the outstanding aggregate principal balance of the Revolving Loans made to the Borrower exceeds any limit expressed herein (whether or not such excess results from any change in exchange rates between U.S. Dollars and Canadian Dollars), the Borrower shall immediately, and without the necessity of a demand by ABN AMRO, pay to ABN AMRO (or cause to be paid to ABN AMRO) such amount as may be necessary to eliminate such excess, and ABN AMRO shall apply any such payment to it against the outstanding principal balance of the Revolving Loans as it may determine in its sole discretion. In particular, if at any time the sum of the L/C Liabilities and the outstanding principal balance of the Loans, expressed as the Canadian Dollar Equivalent Amount thereof, exceeds the Revolving Credit Commitment or the amount of Revolving Loans, expressed as the Canadian Dollar Equivalent Amount thereof, exceeds the amount of the Borrowing Base, the Borrower shall immediately pay to ABN AMRO such amount as may be necessary to eliminate such excess, and ABN AMRO shall apply such payment in such order as ABN AMRO shall determine in its sole discretion. The Borrower hereby authorizes ABN AMRO to charge any of the Borrower's accounts to make any payments, whether of principal, interest or otherwise, required by this Agreement.

                                                                             14.


     The Borrower agrees that it shall not demand, direct, require or accept any payment of principal pursuant to or in respect of the German Documents without the prior written consent of ABN AMRO.

(b)  Margin and Other Requirements: Revolving Loans.

     ABN AMRO shall make Revolving Loans to the Borrower in U.S. Dollars by way of U.S. Prime Rate Loans and/or in Canadian Dollars by way of Prime Rate Loans. The Canadian Dollar Equivalent Amount of all such Revolving Loans outstanding at any time shall not exceed the lesser of the following:

     (i) the sum of the following amounts at such time expressed as the Canadian Dollar Equivalent Amount thereof:

          A. an amount in ABN AMRO's discretion up to eighty-five percent (85%) of the face amount (not including any interest component) of Eligible Accounts; plus

          B. an amount in ABN AMRO's discretion up to (1) sixty percent (60%) of the lower of cost or market value of Eligible Inventory at locations that use a perpetual inventory accounting system or that perform monthly physical counts and (2) forty percent (40%) of the lower of cost or market value of other Eligible Inventory; provided that the amount as calculated under this subsection 2(b)(i)B at any time shall not exceed a Canadian Dollar Equivalent Amount at such time equal to Two Million U.S. Dollars (U.S. $2,000,000) in the aggregate; minus

          C. an amount not less than forty percent (40%) of outstanding documentary L/C Liabilities relating to the purchase of Eligible Inventory; minus

          D. such reserve amount(s) as ABN AMRO elects to establish from time to time in the exercise of its sole discretion including, without limitation, reserves in respect of Dilution which equals or exceeds five percent (5%) at any time, reserves for potential preferential creditor items (including, without limitation, if needed in ABN AMRO's sole discretion, amounts in respect of suppliers' repossession rights pursuant to the Bankruptcy and Insolvency Act (Canada) or similar suppliers' rights in Quebec pursuant to the Quebec Civil Code); minus

          E.   the amount of Hedging Reserves; and minus

          F. the L/C Liabilities (other than in respect of documentary Letters of Credit for which provision is made in subsection 2(b)(i)C) hereof; and

                                                                             15.


     (ii) the Revolving Credit Commitment minus the aggregate of all then outstanding L/C Liabilities.

(c)  Other Requirements.

     Foreign Exchange Contracts. All foreign exchange contracts (including hedging and futures contracts as well as option agreements) are available to the Borrower only in ABN AMRO's absolute discretion, and shall not, in any case, be for a term longer than twelve (12) months and the aggregate nominal value of all such foreign exchange contracts shall not at any time exceed One Million U.S. Dollars (U.S. $1,000,000) or the Canadian Dollar Equivalent Amount thereof.

(d)  Loan Accounts.

     (i) The accounts or records maintained by ABN AMRO shall be conclusive evidence, absent manifest error, of the amount of the Loans made by ABN AMRO to the Borrower, and the interest and payments thereon. Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Loans.

     (ii) The Borrower shall execute and deliver to ABN AMRO a Note in respect of Revolving Loans.

(e)  Letters of Credit.

     Subject to the terms and conditions of this Agreement and the Other Agreements, ABN AMRO shall, absent the existence of a Default, from time to time issue or cause the issuance of, upon the Borrower's request, Letters of Credit in Canadian Dollars; provided, that the aggregate amount of all outstanding L/C Liabilities shall at no time exceed the lesser of:

     (i) Four Hundred Thousand U.S. Dollars (U.S. $400,000) or the Canadian Dollar Equivalent Amount thereof; and

     (ii) the Revolving Credit Commitment, less the Canadian Dollar Equivalent Amount of all then outstanding Revolving Loans,

and provided, further that such Letters of Credit shall be in form and substance acceptable to ABN AMRO in its sole discretion, and shall not have an expiry date more than 365 days from the date of issuance or beyond the term of this Agreement. Documentary Letters of Credit shall be available only for the purchase of Eligible Inventory. The Borrower's reimbursement obligation in respect of the Letters of Credit shall automatically reduce, in accordance with subsection 2(b), the amount which the Borrower may borrow based upon the Revolving Credit Commitment. Any unreimbursed payment made by ABN AMRO to any Person on account of any Letter of Credit shall constitute a Revolving Loan hereunder, in the case of any unreimbursed payments in U.S. Dollars as a U.S. Prime Rate Loan, and in the case of any unreimbursed payments in Canadian Dollars as a Prime Rate Loan.

                                                                             16.


3.   INTEREST, FEES AND CHARGES

(a)  Rates of Interest.

     Interest accrued on all Loans shall be due and be paid by the Borrower on the earliest of: (i) the last day of each month (for such month), computed through the immediately preceding day; (ii) the date of acceleration following the occurrence of an Event of Default in consequence of which ABN AMRO elects to accelerate their maturity and payment; or (iii) termination of this Agreement pursuant to section 8 hereof. Interest shall accrue on the principal amount of the Revolving Loans made to the Borrower outstanding at the end of each day at a fluctuating rate per annum equal to (A) one percent (1%) above the Prime Rate (in the case of Prime Rate Loans), and (B) the U.S. Prime Rate (in the case of U.S. Prime Rate Loans). The rate of interest payable on Prime Rate or U.S. Prime Rate Loans shall increase or decrease by an amount equal to any increase or decrease in the Prime Rate or U.S. Prime Rate, effective as of the opening of business on the day that any such change in the Prime Rate or U.S. Prime Rate occurs. Upon and following the occurrence of an Event of Default, and during the continuation thereof, the principal amount of all Loans shall bear interest payable on demand at a rate per annum equal to the rate of interest then in effect under this subsection 3(a) plus two percent (2%) per annum.

(b)  Computation of Interest and Fees.

     Interest hereunder shall be determined daily, and calculated monthly not in advance, both before and after default and judgment. In the case of U.S. Prime Rate Loans, interest shall be computed on the actual number of days elapsed over a year consisting of three hundred and sixty (360) days. In the case of Prime Rate Loans, interest shall be computed on the actual number of days elapsed over a year consisting of three hundred and sixty-five (365) days. For the purpose of the Interest Act (Canada) only, the yearly rate of interest to which any rate for a period less than a year is equivalent is such rate, divided by the number of days in such period, and multiplied by the actual number of days in the year. Notwithstanding any other provision hereof, all determinations and calculations of interest rates and amounts hereunder by ABN AMRO shall be conclusive absent (in the case of any calculation of an amount based on a particular rate) manifest mathematical error in calculating such amount. For the purpose of computing interest hereunder, all items of payment received by ABN AMRO shall be deemed applied by ABN AMRO on account of the related Loan (subject to final payment of such items) upon receipt by ABN AMRO of good funds in ABN AMRO's account located in Toronto, Ontario.

(c)  Maximum Interest.

     It is the intent of the parties that the rate of interest and the other charges under this Agreement shall be lawful; therefore, if for any reason the interest or other charges payable under this Agreement are found by a court of competent jurisdiction, in a final determination, to exceed the limit which ABN AMRO may lawfully charge, then the obligation to pay interest and other charges shall automatically be reduced to such limit and, if any amount in excess of such limit shall have been paid, then such amount shall be refunded to the payor thereof.

                                                                             17.


(d)  Closing Fee.

     The Borrower shall pay to ABN AMRO a non-refundable closing fee of Forty Thousand U.S. Dollars (U.S. $40,000) which is due on the Closing Date.

(e)  Unused Line Fee.

     The Borrower shall pay to ABN AMRO at the end of each month, in arrears, an unused line fee equal to three-eighths percent (0.375%) per annum on the daily average amount by which the Revolving Credit Commitment exceeds the sum of the outstanding principal balance of the Revolving Loans and the L/C Liabilities, all as defined in this Agreement and all expressed as the Canadian Dollar Equivalent Amount. The unused line fee shall accrue from the Closing Date until the Maturity Date.

(f) Examination and Appraisal Fees.

     In addition to the costs and expenses described in subsection 10(p) hereof, the Borrower shall pay to ABN AMRO an examination fee equal to its then current examination fee (which is Seven Hundred Fifty U.S. Dollars (U.S. $750) per person per day on the date hereof) for any audit, inspection or other activity described in the first sentence of subsection 10(c) hereof and conducted or undertaken before or after the date of this Agreement, plus all out-of-pocket expenses incurred by ABN AMRO including, without limitation, travel expenses, payable as incurred.

(g)  Facilities Fee.

     The Borrower shall pay to ABN AMRO a facilities fee equal to one-tenth of one percent (0.10%) per annum of the Revolving Credit Commitment payable quarterly, which fee shall be fully earned by ABN AMRO and payable on the date that ABN AMRO makes its initial disbursement under this Agreement and on each quarterly anniversary of the date hereof during the Original Term and any Renewal Term.

(h)  Capital Adequacy Charge.

     If ABN AMRO shall have determined that the adoption of any law, rule or regulation regarding capital adequacy, or any change therein or in the interpretation or application thereof, or compliance by ABN AMRO with any request or directive regarding capital adequacy (whether or not having the force of law) from any central bank or governmental authority enacted after the Closing Date, does or shall have the effect of reducing the rate of return on ABN AMRO's capital as a consequence of its obligations hereunder to a level below that which ABN AMRO could have achieved but for such adoption, change or compliance (taking into consideration ABN AMRO's policies with respect to capital adequacy) by a material amount, then from time to time, after submission by ABN AMRO to the Borrower of a written demand therefor (the "Capital Adequacy Demand") together with the certificate described below, the Borrower shall pay to ABN AMRO such additional amount or amounts (the "Capital Adequacy Charge") as will compensate ABN AMRO for such reduction in respect of its Loans hereunder. A certificate of ABN AMRO claiming entitlement to payment as set forth above

                                                                             18.


shall be conclusive in the absence of manifest error. Such certificate shall set forth the nature of the occurrence giving rise to such reduction, the amount of the Capital Adequacy Charge to be paid to ABN AMRO, and the method by which such amount was determined. In determining such amount, ABN AMRO may use any averaging and attribution method, applied on a non-discriminatory basis.

(i)  Letter of Credit Fees.

     The Borrower shall pay to ABN AMRO a Letter of Credit fee equal to three percent (3%) per annum on the face amount of each documentary and standby Letter of Credit issued for the account of the Borrower, which fee shall be payable upon and as a condition of issuance thereof and shall be based on its term to maturity; provided, however that such fees in respect of Letters of Credit shall not be less than Two Hundred and Fifty U.S. Dollars (U.S. $250) per item. The Borrower shall also pay to ABN AMRO its standard costs and expenses with respect to standby and documentary Letters of Credit and shall also pay, on demand, the normal and customary administrative charges for issuance, amendments, negotiation, renewal or extension of any documentary Letters of Credit imposed by any correspondent bank issuing such documentary Letters of Credit.

4.   LOAN ADMINISTRATION

(a)  Loan Requests.

     A request for a Loan shall be made or shall be deemed to be made, each in the following manner: (i) the Borrower shall give ABN AMRO same day notice, no later than 12:00 noon (Toronto time) on such day, of its intention to borrow a Prime Rate Loan or U.S. Prime Rate Loan, which notice shall be substantially in the form of Exhibit 4(a) hereto (each a "Notice of Borrowing"), provided, however, that no such request may be made at a time when there exists a Default or an Event of Default; and (ii) the coming due of any amount required to be paid under this Agreement or any Note, whether on account of interest or for any other liability, shall be deemed irrevocably to be a request for a Prime Rate Loan or U.S. Prime Rate Loan as applicable on the due date thereof in the amount required to pay such interest or other liability. As an accommodation to the Borrower, ABN AMRO may permit telephone requests for Loans and electronic transmittal of instructions, authorizations, agreements or reports to ABN AMRO. Unless the Borrower specifically directs ABN AMRO in writing not to accept or act upon telephonic or electronic communications, ABN AMRO shall have no liability to the Borrower for any loss or damage suffered as a result of ABN AMRO's honouring of any requests, execution of any instructions, authorizations or agreements or reliance on any reports communicated to it telephonically or electronically and purporting to have been sent to ABN AMRO by the Borrower and ABN AMRO shall have no duty to verify the origin of any such communication or the authority of the Person sending it. Each Notice of Borrowing shall be irrevocable by and binding on the Borrower. The Borrower, at its option, may choose Prime Rate Loans or U.S. Prime Rate Loans for Revolving Loans.

                                                                             19.


(b)  Letter of Credit Requests.

     Each Letter of Credit shall be issued upon the irrevocable written request of the Borrower (each a "Letter of Credit Request") at least two (2) Business Days prior to the proposed date of issuance. Each Letter of Credit Request shall be sent by facsimile, confirmed immediately in writing, in the form of a Letter of Credit application satisfactory to ABN AMRO in its absolute discretion, and shall specify in form and detail satisfactory to ABN AMRO: (i) the proposed date of issuance of the Letter of Credit (which shall be a Business Day); (ii) the face amount of the Letter of Credit; (iii) the expiry date of the Letter of Credit; (iv) the name and address of the beneficiary thereof. Each Letter of Credit Request shall be accompanied by an application and indemnity in form and substance satisfactory to ABN AMRO in its absolute discretion.

(c)  Disbursement.

     The Borrower hereby irrevocably authorizes ABN AMRO to disburse the proceeds of each Loan requested by the Borrower, or deemed to be requested by the Borrower and to be disbursed or paid by ABN AMRO, as follows: (i) the proceeds of each Loan requested under subsection 4(a)(i) and to be disbursed or paid by ABN AMRO, shall be disbursed by ABN AMRO in Canadian Dollars or U.S. Dollars as applicable in immediately available funds, in the case of the initial borrowing, in accordance with the terms of the written disbursement letter from the Borrower, and in the case of each subsequent borrowing, by wire transfer or otherwise to such bank account as may be agreed upon by the Borrower and ABN AMRO from time to time; and (ii) the proceeds of each Revolving Loan deemed requested under subsection 4(a)(ii) shall be disbursed by ABN AMRO by way of direct payment of the relevant interest or other liability.

5.   SECURITY

     Security. As security for the payment of all Liabilities and for the payment or other satisfaction of all other indebtedness and liabilities of the Borrower, the Borrower agrees to deliver or cause to be delivered to ABN AMRO each of the following (collectively, the "Security"):

(a) Debenture and hypothec each in the principal amount of $10,000,000 in favour of ABN AMRO by the Borrower charging all present and future property, assets and undertaking of the Borrower, including without limitation the indebtedness and security evidenced by the German Documents;

(b) Charge/mortgage of land in the principal amount of $10,000,000 in favour of ABN AMRO by the Borrower (with debenture attached) and registered on title to the London Property in respect of the charge of the Borrower's interest therein.

(c) Delivery agreement in favour of ABN AMRO by the Borrower in respect of its debenture and charge/mortgage of land;

                                                                             20.


(d) Security under Section 427 of the Bank Act from the Borrower in favour of and in the forms provided by ABN AMRO including, without limitation, a notice of intention, an agreement to give security, an application for credit and promise to give security, etc. and a grant of security under section 427;

(e) Guarantee by each of the Guarantors in favour of ABN AMRO in respect of all Liabilities;

(f) Security in form and substance satisfactory to ABN AMRO and in favour of ABN AMRO or its agent by each of the Guarantors charging all present and future property, assets and undertaking of each of the Guarantors;

(g) Assignment of insurance monies which may become payable in respect of the property of the Borrower in favour of ABN AMRO; and

(h) such other security and supporting documents, certificates or instruments in respect of the Borrower and the Guarantors (including third party postponement and subordinations, landlord and mortgagee waivers) as may be required by ABN AMRO from time to time.

6.   COLLECTIONS

(a)  Blocked Accounts and Lock Boxes.

     Until a notice is received by the Borrower as provided hereinafter, the Borrower shall collect and enforce all of its Accounts. In furtherance thereof, the Borrower shall establish U.S. Dollar and Canadian Dollar accounts (each a "Blocked Account") in ABN AMRO's name with a financial institution acceptable to ABN AMRO, into which the Borrower will immediately deposit all payments received by the Borrower (including all payments made for Inventory or services sold or rendered by the Borrower), in the identical form in which such payments were made, whether by cash or cheque. At and following such time as ABN AMRO, in its sole discretion, so notifies the Borrower, the Borrower shall direct all of its Account Debtors to make all payments on the Accounts directly to a post office box (each a "Lock Box") with a financial institution acceptable to, and in the name and under exclusive control of, ABN AMRO. All payments received in the Lock Box shall be deposited in the Blocked Account. If the Borrower, any Affiliate or Subsidiary, or any shareholder, officer, director, employee or agent of the Borrower or any Affiliate or Subsidiary, or any other Person acting for or in concert with the Borrower shall receive any monies, cheques, notes, drafts or other payments relating to or as proceeds of Accounts or other Collateral, the Borrower and each such Person shall receive all such items in trust for, and as the sole and exclusive property of, ABN AMRO and, immediately upon receipt thereof, shall remit the same (or cause the same to be remitted) in kind to the appropriate Blocked Account. Each financial institution with which a Lock Box and Blocked Account are established shall acknowledge and agree, in a manner satisfactory to ABN AMRO, that the amounts on deposit in such Lock Box and Blocked Account are the sole and exclusive property of ABN AMRO, that such financial institution has no right to set off against such Lock Box or Blocked Account or against any other account maintained by such financial institution

                                                                             21.


into which the contents of such Blocked Account are transferred, and that such financial institution shall wire, or otherwise transfer in immediately available funds in a manner satisfactory to ABN AMRO, funds deposited in the Blocked Account on a daily basis as such funds are collected. The Borrower agrees that all payments made to each Blocked Account established by the Borrower or otherwise received by ABN AMRO, whether in respect of the Accounts of the Borrower or as proceeds of other Collateral of the Borrower or otherwise, will be applied on account of the Liabilities of the Borrower in accordance with the terms of this Agreement. The Borrower agrees to pay all fees, costs and expenses which the Borrower incurs in connection with opening and maintaining a Lock Box and Blocked Accounts. All of such fees, costs and expenses which remain unpaid by the Borrower pursuant to any Lock Box or Blocked Account agreement with the Borrower, to the extent same shall have been paid by ABN AMRO hereunder, shall constitute Revolving Loans hereunder, shall be payable to ABN AMRO by the Borrower upon demand, and, until paid, shall bear interest at the highest rate then applicable to the Revolving Loans hereunder. All cheques, drafts, instruments and other items of payment or proceeds of Collateral delivered to ABN AMRO in kind shall be endorsed by the Borrower to ABN AMRO, and, if that endorsement of any such item shall not be made for any reason, ABN AMRO is hereby irrevocably authorized to endorse the same on the Borrower's behalf. For the purpose of this paragraph, the Borrower irrevocably hereby makes, constitutes and appoints ABN AMRO (and all Persons designated by ABN AMRO for that purpose) as the Borrower's true and lawful attorney and agent-in-fact (i) to endorse the Borrower's name upon said items of payment and/or proceeds of Collateral of the Borrower and upon any Chattel Paper, document, instrument, invoice or similar document or agreement relating to any Account of the Borrower or goods pertaining thereto; (ii) to take control in any manner of any item of payment or proceeds thereof; (iii) to have access to any lock box or postal box into which any of the Borrower's mail is deposited; and (iv) open and process all mail addressed to the Borrower and deposited therein; provided, however, that ABN AMRO shall not exercise any such powers described in subparagraphs (i),
(ii) (except for routine Lock Box payments/proceeds or through any Blocked Account), (iii) and (iv) unless and until an Event of Default has occurred.

(b)  Rights of ABN AMRO.

     ABN AMRO may, at any time after the occurrence of an Event of Default, and from time to time thereafter, whether before or after notification to any Account Debtor and whether before or after the maturity of any of the Liabilities, (i) enforce collection of any of the Borrower's Accounts or contract rights by suit or otherwise; (ii) exercise all of the Borrower's rights and remedies with respect to proceedings brought to collect any Accounts; (iii) surrender, release or exchange all or any part of any Accounts of the Borrower, or compromise or extend or renew for any period (whether or not longer than the original period) any indebtedness thereunder; (iv) sell or assign any Account of the Borrower upon such terms, for such amount and at such time or times as ABN AMRO deems advisable; (v) prepare, file and sign the Borrower's name on any proof of claim in bankruptcy or other similar document against any Account Debtor indebted on an Account of the Borrower; and (vi) do all other acts and things which are necessary, in ABN AMRO's sole discretion, to fulfill the Borrower's obligations under this Agreement and to allow ABN AMRO to collect the Accounts. In addition to any other provision hereof, ABN AMRO may at any time on or after the occurrence of an Event of Default, at the Borrower's expense, notify any parties obligated on any of the Accounts of the

                                                                             22.


Borrower to make payment directly to ABN AMRO of any amounts due or to become due thereunder.

(c)  Application of Collections.

     ABN AMRO shall, upon receipt by ABN AMRO at its office in Toronto, Ontario of cash or other immediately available funds from collections of items of payment and proceeds of any Collateral, apply the whole or any part of such collections or proceeds against the Liabilities in such order as ABN AMRO shall determine in its sole discretion.

(d)  Dealings by ABN AMRO.

     In its sole credit judgment, without waiving or releasing any obligation, liability or duty of the Borrower under this Agreement or the Other Agreements or any Event of Default, at any time or times hereafter, ABN AMRO may (but shall not be obligated to) pay, acquire or accept an assignment of any security interest, lien, encumbrance or claim asserted by any Person in, upon or against the Collateral. All sums paid by ABN AMRO in respect thereof and all costs, fees and expenses (including, without limitation, legal fees and disbursements (on a solicitor-client basis) for both inside and outside counsel, all court costs and all other charges relating thereto) incurred by ABN AMRO shall constitute Revolving Loans, payable by the Borrower to ABN AMRO on demand and, until paid, shall bear interest at the highest rate then applicable to Revolving Loans hereunder.

(e)  Receipts by Borrower.

     Immediately upon the Borrower's receipt of any portion of the Collateral consisting of an agreement, Instrument, Document of Title or Chattel Paper, the Borrower shall deliver the original thereof to ABN AMRO together with an appropriate endorsement or other specific evidence of assignment thereof to ABN AMRO (in form and substance acceptable to ABN AMRO). If an endorsement or assignment of any such items shall not be made for any reason, ABN AMRO is hereby irrevocably authorized, as the Borrower's attorney and agent-in-fact, to endorse or assign the same on the Borrower's behalf.

7.   SCHEDULES AND REPORTS

(a)  Activity Reports.

     The Borrower shall deliver to ABN AMRO prior to any Borrowing, and in any event not less frequently than weekly (subject to more frequent reporting at the discretion of ABN AMRO) by telefacsimile at an address and number advised by ABN AMRO from time to time, a report, substantially in the form of Exhibit 7(a) hereto, of the Borrower's invoice activity and details of credit memos and credit notes issued by the Borrower, and a schedule showing cash receipts, all for the previous week or lesser period.

                                                                             23.


(b)  Borrowing Base Certificate.

     Within fifteen (15) days after the close of each calendar month, and at such other times as may be requested by ABN AMRO from time to time hereafter, the Borrower shall deliver to ABN AMRO a certificate for such month, which shall include calculations of the Borrowing Base (excluding reserves but including calculations of Eligible Accounts and Eligible Inventory) (a "Borrowing Base Certificate"), and shall also deliver to ABN AMRO (and electronically to Collateral Services Inc. in the case of accounts payable and Accounts trial balances) (i) an aged trial balance of the Borrower's accounts payable as of the end of such month, together with a listing of any cheques prepared but not sent in respect of any accounts payable (ii) a report substantially in the form of
Exhibit 7(b)(ii) hereto in respect of all statutory payables coming due during such month from the Borrower, identifying all such payables by type and amount and indicating date of payment of each, such payables to include unemployment insurance, Canada Pension Plan and income tax employee withholdings, goods and services and retail sales taxes, and all other payables in respect of which any statutory lien or trust arises (a "Statutory Payables Report"), and (iii) a trial balance identifying by age each Account of the Borrower, a reconciliation thereof to the above Borrowing Base calculations, and copies of the invoices when requested by ABN AMRO (with evidence of shipment attached) pertaining to each such Account, for the month (or other applicable period) immediately preceding. At such times as may be requested by ABN AMRO from time to time hereafter, the Borrower shall deliver to ABN AMRO; (x) copies of all account statements received in respect of its chequing and any other accounts held with any financial institution; (y) such additional schedules, certificates, reports and information with respect to the Collateral as ABN AMRO may from time to time require and (z) a collateral assignment of any or all items of Collateral. ABN AMRO, through its officers, employees or agents, shall have the right, at any time and from time to time in ABN AMRO's name, in the name of a nominee of ABN AMRO or in the Borrower's name, to verify the validity, amount or any other matter relating to any of the Borrower's Accounts, by mail, telephone, telegraph or otherwise. The Borrower shall reimburse ABN AMRO, on demand, for all costs, fees and expenses incurred by ABN AMRO in this regard.

(c)  Inventory Reports.

     Without limiting the generality of the foregoing, the Borrower shall deliver to ABN AMRO, at least once a month within fifteen (15) days after the close of each month (or more frequently when requested by ABN AMRO), a report with respect to the Borrower's Inventory (including a warehouse month end stock status report if applicable), including a reconciliation thereof to the above Borrowing Base calculations, a reconciliation of any perpetual inventory report to the general ledger and an inventory declaration in form and substance satisfactory to ABN AMRO in its absolute discretion. The Borrower shall immediately notify ABN AMRO of any event causing loss or depreciation in value of the Borrower's Inventory.

(d)  Financial Reports.

     The Borrower agrees to deliver to ABN AMRO the following financial information, all of which, as it relates to the Borrower, shall be prepared in accordance with GAAP consistently applied: (i) no later than thirty (30) days after the end of each calendar

                                                                             24.


month (or in the case of information relating to the German Borrower, after each Fiscal Quarter End), copies of internally prepared financial statements of each of the Borrowers on a monthly (or quarterly, as respects the German Borrower) and year-to-date basis with a comparison to the prior year and budget including, without limitation, balance sheets and statements of income, retained earnings and cash flow certified by the applicable chief financial officer and accompanied by a Financial Reporting Certificate, (ii) as soon as practical and in any event prior to the beginning of each of the Borrowers' fiscal years, projected balance sheets, statements of income and cash flow for each of the twelve (12) months during the then following fiscal year, which shall include the assumptions used therein, together with appropriate supporting details as reasonably requested by ABN AMRO; and in conjunction therewith, a letter signed by the President or Chief Financial Officer (or other officer with comparable duties and authority) of each of the Borrowers describing, comparing and analyzing, in detail, all changes and developments between the anticipated financial results included in such projections or budgets and the historical financial statements of each of the Borrowers; and (iii) no later than ninety
(90) days after the end of the Borrowers' fiscal year, annual audited financial statements of each of the Borrowers certified by independent chartered accountants satisfactory to ABN AMRO, together with such accountants' report thereon to management if such is made.

(e)  Compliance Certificate.

     The Borrower shall deliver to ABN AMRO no later than seven (7) days after the last day of each month an officer's certificate from the Borrower substantially in the form of Exhibit 7(e) hereto certifying that no notice of non-compliance, violation or contravention has been received from any Governmental Authority with respect to the activities carried on by the Borrower or as to any other matter whatsoever or, in the case where such notice has been received, written details of the non-compliance, violation or contravention, a copy of the notice and a written action plan to remedy same (each a "Compliance Certificate").

(f)  Authorized Officer.

     Unless otherwise provided for herein, all schedules, certificates, reports and assignments and other items delivered by the Borrower to ABN AMRO hereunder shall be executed by an Authorized Officer and shall be in such form and contain such information as ABN AMRO shall request. The Borrower shall deliver from time to time such other schedules and reports pertaining to the Collateral, and all such other business or financial data and information, reports, appraisals and projections, as ABN AMRO may reasonably request.

8.   TERMINATION

(a)  Survival of Security Interests, Liens, etc.

     This Agreement shall be in effect from the date hereof until November 30, 2004 (the "Original Term") and shall automatically renew itself from year to year thereafter (each such one year renewal being referred to herein as a "Renewal Term") unless (i) the due date of the Liabilities is accelerated pursuant to section 13 hereof; or (ii) ABN AMRO elects to terminate this Agreement at the end of the Original Term or at the end of any Renewal Term by

                                                                             25.


giving the Borrower written notice of such election at least ninety (90) days prior to the end of the Original Term or the then current Renewal Term; or (iii) the Borrower elects to terminate this Agreement at the end of the Original Term or at the end of any Renewal Term by giving ABN AMRO written notice of such election at least ninety (90) days prior to the end of the Original Term or the then current Renewal Term and all of the Liabilities (as defined herein and in the U.S. Loan Agreement) are paid in full on the last day of such term; or (iv) the Borrower elects to terminate this Agreement, concurrently with the termination of the U.S. Loan Agreement, upon written notice to ABN AMRO and all Liabilities (as defined herein and in the U.S. Loan Agreement), including the prepayment fee referred to below, are paid in full. If one or more of the events specified in clauses (i), (ii), (iii) and (iv) occurs, then (1) ABN AMRO shall not make any additional Loans on or after the date identified as the date on which the Liabilities are to be repaid; and (2) this Agreement shall terminate on the date thereafter that the Liabilities are paid in full. At such time as the Borrower has repaid all of the Liabilities and this Agreement has terminated, (A) the Borrower shall deliver to ABN AMRO a release, in form and substance satisfactory to ABN AMRO, of all obligations and liabilities of ABN AMRO and its officers, directors, employees, agents, parents, subsidiaries and affiliates to the Borrower, and if the Borrower is obtaining new financing from another lender, the Borrower shall deliver such lender's indemnification of ABN AMRO, in form and substance satisfactory to ABN AMRO, for cheques which ABN AMRO has credited to the Borrower's account held at ABN AMRO, but which subsequently are dishonoured for any reason and (B) upon the Borrower's request and upon receipt of the release and indemnification described in subparagraph (A) above, ABN AMRO shall deliver to the Borrower a release in form and substance satisfactory to ABN AMRO.

(b)  Prepayment.

     If, during the term of this Agreement, the Borrower prepays all of the Liabilities from any source other than income from the ordinary course of operations of the Borrower's or the German Borrower's business and this Agreement is terminated, the Borrower agrees to pay to ABN AMRO, as a prepayment fee, in addition to the payment of all other Liabilities, an amount equal to:
(i) two percent (2%) of the amount of the Revolving Credit Commitment if such prepayment occurs two (2) years or more prior to the end of the Original Term,
(ii) one percent (1%) of the amount of the Revolving Credit Commitment if such prepayment occurs less than two (2) years, but at least one (1) year prior to the end of the Original Term, or (iii) one-half of one percent (0.50%) of the amount of the Revolving Credit Commitment if such prepayment occurs less than one (1) year prior to the end of the Original Term or any then current Renewal Term. The Borrower and ABN AMRO acknowledge and agree that, as a direct and proximate result of the termination of this Agreement under the aforesaid circumstances, or prepayment otherwise, ABN AMRO will suffer a loss in an amount which is difficult to calculate and determine with certainty and, therefore, as a result of the Borrower's and ABN AMRO's reasonable endeavour to ascertain and agree in advance to the amount necessary to compensate ABN AMRO for said loss, the Borrower has agreed to pay the aforesaid prepayment and other fees set out herein.

                                                                             26.


9.   REPRESENTATIONS AND WARRANTIES

     The Borrower hereby makes the following representations, warranties and covenants to ABN AMRO:

(a) the financial statements delivered or to be delivered by the Borrower to ABN AMRO at or prior to the date of this Agreement and at all times subsequent thereto accurately reflect in all material respects the financial condition of the Borrower and each other Loan Party for which such statements are delivered, and since the date of such financial statements delivered to ABN AMRO most recently prior to the date of this Agreement, no event or condition has occurred which has had, or is reasonably likely to have, a Material Adverse Effect with respect to the Borrower individually or the other Loan Parties collectively;

(b) the office where the Borrower keeps its books, records and accounts (or copies thereof) concerning the Collateral, the Borrower's principal place of business and all other places of business, locations of Collateral and post office boxes of the Borrower are as set forth in Schedule B hereto; the Borrower shall promptly (but in no event less than ten (10) days prior thereto) advise ABN AMRO in writing of the proposed opening of any new place of business, the closing of any existing place of business, any change in the location of the Borrower's books, records and accounts (or copies thereof) or the opening or closing of any post office box of the Borrower;

(c) the Collateral, including without limitation the Borrower's Equipment is, and shall be kept, or, in the case of vehicles, based, only at the addresses set forth on Schedule B, and (in the case of the Borrower's Collateral) at other locations within Ontario of which ABN AMRO has been advised by the Borrower in writing;

(d) if any of the Collateral consists of Goods of a type normally used in more than one province, whether or not actually so used, the Borrower shall immediately give written notice to ABN AMRO of any use of any such Goods in any province other than a province in which the Borrower has previously advised ABN AMRO such Goods shall be used, and such Goods shall not, unless ABN AMRO shall otherwise consent in writing, be used outside of Ontario, British Columbia or Quebec;

(e) no security agreement, financing statement or analogous instrument exists or shall exist with respect to any of the Collateral or any property or asset of either of the Borrowers other than any security agreement, financing statement or analogous instrument evidencing Permitted Liens;

(f) each Account or item of Inventory which the Borrower shall, expressly or by implication, request ABN AMRO to classify as an Eligible Account or as Eligible Inventory, respectively, shall, as of the time when such request is made, conform in all respects to the requirements of such classification as set forth in the respective definitions of Eligible Account and Eligible Inventory and as otherwise established by ABN AMRO from time to time, and the Borrower shall promptly notify ABN AMRO in writing if any such Eligible Account or Eligible Inventory shall subsequently become ineligible;

                                                                             27.


(g) each of the Loan Parties has good and marketable title to its property charged directly or indirectly in favour of ABN AMRO and is and shall at all times be the lawful owner of all of its property and assets now purportedly owned or hereafter purportedly acquired by it, free from all liens, claims, security interests and encumbrances whatsoever, whether voluntarily or involuntarily created and whether or not perfected, other than the Permitted Liens;

(h) the Borrower and each other Loan Party has the right and power and is duly authorized and empowered to enter into, execute and deliver this Agreement and the Other Agreements to which it is a party and perform its obligations hereunder and thereunder as applicable; their execution, delivery and performance of this Agreement and the Other Agreements does not and shall not conflict with the provisions of any statute, regulation, ordinance or rule of law, or any agreement, contract or other document which may now or hereafter be binding on any of them, and their execution, delivery and performance of this Agreement and the Other Agreements as applicable shall not result in the imposition of any lien or other encumbrance upon any of their property under any existing indenture, mortgage, deed of trust, loan or credit agreement or other agreement or instrument by which any of them or any of their property may be bound or affected;

(i) except as otherwise disclosed on Schedule 9(i), there are no actions or proceedings which are pending or, to the best of the Borrower's knowledge, threatened against either of the Borrowers that would have a Material Adverse Effect with respect to either of them, and each of the Borrowers shall promptly upon becoming aware of any such pending or threatened action or proceeding, give written notice thereof to ABN AMRO;

(j) each of the Borrowers has obtained and shall maintain all licenses, authorizations, approvals and permits required or desirable in their respective businesses, and each of the Loan Parties is and shall remain in compliance in all material respects with all applicable federal, provincial, local and foreign statutes, orders, regulations, rules and ordinances (including, without limitation, statutes, orders, regulations, rules and ordinances relating to taxes, employer and employee contributions and similar items, securities, employee retirement and welfare benefits, employee health and safety or environmental matters), the failure to comply with which would have a Material Adverse Effect with respect to the Borrower individually or the other Loan Parties collectively, and there are no conditions with respect to such licenses, authorizations, approvals and permits that materially affect or restrict the transferability of such licenses, authorizations, approvals and permits;

(k) all written information now, heretofore or hereafter furnished by the Borrower or any other Loan Party to ABN AMRO is and shall be true and correct in all material respects as of the date with respect to which such information was or is furnished (except for financial projections, which have been and shall be prepared in good faith based upon reasonable assumptions);

(l) except as otherwise permitted hereby, neither of the Borrowers is conducting, permitting or suffering to be conducted, nor shall it conduct, permit or suffer to be conducted, any activities pursuant to or in connection with which any of the Collateral is now, or will (while any Liabilities remain outstanding) be owned by any Affiliate; the Borrower has not made any loans or advances to any Affiliate or any other Person except for advances authorized hereunder

                                                                             28.


to employees, officers and directors of the Borrower for travel and other expenses arising in the ordinary course of the Borrower's business, a loan of One Million U.S. Dollars (U.S. $1,000,000) to the German Borrower and loans permitted pursuant to subsection 10(f) hereof; except (i) for transactions by the Borrower with other Loan Parties in respect of which aggregate amounts owing to the Borrower and outstanding at any time do not exceed Seven Hundred Fifty Thousand Canadian Dollars (Cdn. $750,000), and (ii) as set forth on Schedule 9(l) hereto or as otherwise permitted hereunder, neither of the Borrowers is conducting, permitting or suffering to be conducted any transaction with any Affiliate;

(m) the Borrower was formed by amalgamation under the Canada Business Corporations Act on December 31, 1992. The Borrower shall notify ABN AMRO in writing within ten (10) days of the change of its name or the use of any tradenames or division names not previously disclosed to ABN AMRO in writing. Each of the German Borrower and the Guarantors is a corporation duly incorporated (or, in the case of the German Borrower, a limited liability company duly formed) and subsisting under the laws of its governing jurisdiction;

(n) with respect to each Borrower's Equipment: (i) subject to Permitted Liens, such party has good and indefeasible and merchantable title to and ownership of all Equipment; (ii) such party shall keep and maintain the Equipment in good operating condition and repair and shall make all necessary replacements thereof and renewals thereto so that the value and operating efficiency thereof shall at all times be preserved and maintained, ordinary wear and tear excepted; (iii) such party has not permitted and shall not permit any such items to become a fixture to real estate unless such real estate is owned by such party and is subject to a mortgage in favour of ABN AMRO, or an accession to other personal property unless such personal property is subject to a lien and security interest in favour of ABN AMRO that is subject only to Permitted Liens; and (iv) the Borrower, immediately on demand by ABN AMRO, shall deliver or cause to be delivered to ABN AMRO any and all evidence of ownership of, including, without limitation, certificates of title and applications of title to, any of the aforesaid Equipment;

(o) this Agreement and the Other Agreements to which the Borrower or another Loan Party is a party are the legal, valid and binding obligations of the Borrower or such Loan Party as applicable and are enforceable against the Borrower or such Loan Party as applicable in accordance with their respective terms, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the rights of creditors generally;

(p) the Borrower and each other Loan Party is solvent, is able to pay its debts as they become due and has capital sufficient to carry on its business, now owns property having a value both at fair valuation and at present fair saleable value greater than the amount required to pay its debts, and will not be rendered insolvent by the execution and delivery of this Agreement or any of the Other Agreements or by completion of the transactions contemplated hereunder or thereunder;

(q) neither of the Borrowers is now obligated, whether directly or indirectly, for any loans (including shareholder loans) or other indebtedness or liability (contingent or otherwise) other than (i) the Liabilities; (ii) indebtedness and liabilities disclosed to ABN AMRO on Schedule 9(q); (iii) indebtedness and liabilities secured by the ACS Lien; (iv) unsecured

                                                                             29.


indebtedness to trade creditors arising in the ordinary course of business and
(v) unsecured indebtedness arising from the endorsement of drafts and other instruments for collection, in the ordinary course of business. The Borrower is not in arrears in payment of any amount to any supplier of Inventory or any governmental body or agency including, without limitation, amounts owing or to be remitted with respect to employee withholdings for income tax or Canada Pension Plan, goods and services tax or provincial sales taxes;

(r) the Borrower does not own any margin securities, and none of the proceeds of the Revolving Loans hereunder shall be used for the purpose of purchasing or carrying any margin securities or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase any margin securities;

(s) except as otherwise disclosed on Schedule 9(s), neither of the Borrowers has any Subsidiary or Affiliate or divisions, nor is it engaged in any joint venture or partnership with any other Person;

(t) each of the Borrower and each other Loan Party that is a corporation is duly organized and in good standing in its country, province or state of organization, has and shall at all times have in place a duly constituted board of directors or single director overseeing its affairs, is not and shall not be at any time subject to a unanimous shareholder agreement or declaration affecting the powers of such director or directors, and is duly qualified and in good standing in all provinces or states where the nature and extent of the business transacted by it or the ownership of its assets makes such qualification necessary, except for such other provinces or states in which the failure to so qualify would not have a Material Adverse Effect with respect to the Borrower, individually or the other Loan Parties collectively;

(u) except as disclosed in writing and acceptable to ABN AMRO, neither of the Borrowers is in default under any contract, lease or commitment to which it is a party or by which it is bound, nor does the Borrower know of any dispute regarding any contract, lease or commitment which would have a Material Adverse Effect with respect to the Borrower individually or the other Loan Parties collectively;

(v) there are no controversies pending or threatened between either of the Borrowers and any of its employees or any union representing any employees, other than employee grievances arising in the ordinary course of business which are not, in the aggregate, likely to have a Material Adverse Effect with respect to it. Each of the Borrowers is in compliance in all material respects with all state, federal, provincial and other local laws respecting employment and employment terms, conditions and practices, except where the failure to so comply would not have a Material Adverse Effect with respect to it;

(w) the Borrower and each other Loan Party possesses, and shall continue to possess, adequate licenses, patents, patent applications, copyrights, service marks, trademarks, trademark applications, tradestyles and tradenames to continue to conduct its business as heretofore conducted by it, details of all of which are described on Schedule 9(w);

(x) the Shareholder is the registered and beneficial owner of 100% of the issued and outstanding shares in the capital of the Borrower, being 2,000,000 common shares; NAC

                                                                             30.


Beteiligungsgesellschaft mbH is the registered and beneficial owner of all of the issued share capital of the German Borrower, in the nominal amount of DEM 506,400; the Shareholder is the registered and beneficial owner of all of the issued share capital of NAC Beteiligungsgesellschaft mbH, in the nominal amount of DEM 2,000,000; NAC Beteiligungsgesellschaft mbH carries on no operating business and owns no substantial assets or property except for the said share capital of the German Borrower and share capital of other companies;

(y) except as disclosed in Schedule 9(y) hereto: (i) the operations and properties of each of the Borrowers comply with all applicable Environmental Laws except for any non-compliance which would not have a Material Adverse Effect with respect it; (ii) each of the Borrowers and all of their present facilities or operations and properties, as well as to the knowledge of each of the Borrowers their past facilities or operations and properties, are not subject to any judicial proceeding or administrative proceeding or any outstanding written order or agreement with any Governmental Authority or private party respecting (a) any Environmental Law or; (b) any Environmental Claim arising from the Release of a Contaminant into the environment; (ii) to the best of the knowledge of each of the Borrowers, none of their operations or properties is subject to any federal, provincial or state investigation evaluating whether any remedial work is needed to respond to a Release of any Contaminant into the environment in each case which would have a Material Adverse Effect with respect to it; (iv) neither of the Borrowers nor any predecessor thereof has, to the best of the knowledge of each of the Borrowers, carried on on its past or present facilities or operations or properties, any past or present treatment, storage, or disposal of a Hazardous Material, nor have either of the Borrowers or any prior owner or operator on any of the properties of either of the Borrowers reported a spill or Release of a Contaminant into the environment in each case which would have a Material Adverse Effect with respect to either of the Borrowers; (v) neither of the Borrowers has been notified that it has any liability in connection with any Release of any Contaminant into the environment in each case which would have a Material Adverse Effect with respect to either of the Borrowers; (vi) none of the operations or properties, past or present, of either of the Borrowers involve the generation, transportation, treatment or disposal of Hazardous Materials in violation of Environmental Laws in each case which would have a Material Adverse Effect with respect to either of the Borrowers; (vii) neither of the Borrowers has disposed of any Contaminant by placing it in or on the ground or waters of any premises owned, leased or used by either of them and to the knowledge of the Borrowers neither has any lessee, prior owner, prior operator or occupant or other person in each case which would have a Material Adverse Effect with respect to either of the Borrowers; (viii) no underground storage tanks or surface impoundments are on any properties of either of the Borrowers; and (ix) to the best of the knowledge of the Borrowers, no lien in favour of any Governmental Authority for (A) any liability under any Environmental Laws, or (B) damages arising from or costs incurred by such Governmental Authority in response to a Release of a Contaminant into the environment, has been filed or attached to the property of either of the Borrowers;

(z) all employee pension benefit plans are registered under, and in compliance with, all requirements of law, all payments, reports, returns and filings required to be made thereunder have been made and there is no obligation on the part of the Borrower under any such plan that is in arrears. All such plans have been administered in accordance with their terms and the provisions of applicable law. There are no unfunded liabilities under any such plans and,

                                                                             31.


without limiting the generality of the foregoing, there is no going concern unfunded actuarial liability, past service unfunded actuarial liability or solvency deficiency.

The Borrower and each of the other Loan Parties represents, warrants and covenants to ABN AMRO that all representations, warranties and covenants of the Borrower and of any other Loan Party contained in this Agreement or any of the Other Agreements (whether appearing in sections 9 or 10 hereof or elsewhere) shall be true at the time of the Borrower's execution of this Agreement, shall survive the execution, delivery and acceptance hereof and thereof by the parties hereto and thereto and the closing of the transactions described herein or related hereto, shall remain true until the repayment in full of all of the Liabilities and termination of this Agreement, and shall be remade by the Borrower and each such Loan Party at the time each Revolving Loan is made pursuant to this Agreement.

10.  COVENANTS

     Until payment or satisfaction in full of all Liabilities and termination of this Agreement, unless the Borrower obtains ABN AMRO's prior written consent waiving or modifying any of the Borrower's covenants hereunder in any specific instance, the Borrower agrees as follows:

(a) each of the Borrowers shall at all times keep accurate and complete books, records and accounts with respect to all of their business activities, in accordance with sound accounting practices and GAAP consistently applied, and shall keep such books, records and accounts, and any copies thereof, only at the addresses indicated for such purpose on Schedule B; each of the Borrowers shall maintain adequate licenses, patents, patent applications, copyrights, service marks, trade marks, trade mark applications, trade styles and trade names to continue its business as heretofore conducted by it or as hereafter conducted by it;

(b) each of the Borrowers shall promptly advise ABN AMRO in writing of any Material Adverse Effect in respect of it or the occurrence of any Default or Event of Default;

(c) ABN AMRO, or any Persons designated by it, shall have the right, at any reasonable times (including, without limitation, through audits scheduled within forty-five (45) days after the Closing Date and thereafter quarterly and more frequently during the continuance of a Default or Event of Default) to call at the Borrower's and the German Borrower's places of business or at any warehouse or storage facility where property or assets of such Loan Party are located at any times, and, without hindrance or delay, to inspect the Collateral and to inspect, check and make extracts from such Loan Party's books, records, journals, orders, receipts and any correspondence and other data relating to its business, the Collateral or any transactions between the parties hereto, and shall have the right to make such verification concerning its business as ABN AMRO may consider reasonable under the circumstances. Each of the Borrowers shall furnish to ABN AMRO such information relevant to ABN AMRO's rights under this Agreement (including without limitation information on sales, receivables, collections, accounts payable and inventory aging) as ABN AMRO shall at any time and from time to time request. Each of the Borrowers authorizes ABN AMRO to discuss its affairs, finances and business with any of its officers or directors or those of any Affiliate and with those employees

                                                                             32.


with whom ABN AMRO has determined it to be necessary or desirable to converse, and to discuss its financial condition with its independent public accountants. Any such discussions shall be without liability to ABN AMRO or to such accountants. The Borrower shall pay to or reimburse ABN AMRO for all fees, costs, and out-of-pocket expenses incurred by ABN AMRO in the exercise of its rights hereunder (in addition to the fees payable by the Borrower pursuant to subsection 3(g) hereof in connection with ABN AMRO's examination of Borrower's books and records and Collateral), including without limitation reimbursing ABN AMRO on the last day of each month, in arrears, for the amount of sixty-five U.S. Dollars (U.S. $65) in respect of a monitoring fee charged by Collateral Services Inc., and all of such costs, fees and expenses shall constitute Revolving Loans hereunder, shall be payable on demand and, until paid, shall bear interest at the highest rate then applicable to Revolving Loans hereunder;

(d) (i) each of the Borrowers shall keep the Collateral properly housed and shall keep the Collateral insured against such risks and in such amounts as ABN AMRO may require and under policies in such form as shall be satisfactory to ABN AMRO. Originals or certified copies of such policies of insurance have been or shall be, within ninety (90) days of the date hereof, delivered to ABN AMRO together with evidence of payment of all premiums therefor, and shall contain, inter alia, an endorsement, in form and substance acceptable to ABN AMRO, showing loss under such insurance policies payable to ABN AMRO. Such endorsement, the other terms of the said policies, or an independent instrument furnished to ABN AMRO, shall provide that the insurance company shall give ABN AMRO at least thirty (30) days written notice before any such policy of insurance is materially altered or cancelled and shall include a standard mortgage clause providing, inter alia, that no act or omission, whether wilful or negligent, or default of either of the Borrowers or any other Person shall affect the right of ABN AMRO to recover under such policy of insurance in case of loss or damage. Each of the Borrowers hereby directs all insurers under such policies of insurance to pay all proceeds payable thereunder directly to ABN AMRO. Each of the Borrowers irrevocably, makes, constitutes and appoints ABN AMRO (and all officers, employees or agents designated by ABN AMRO) as its true and lawful attorney (and agent-in-fact) for the purpose of making, settling and adjusting claims under such policies of insurance, endorsing its name on any cheque, draft, instrument or other item of payment for the proceeds of such policies of insurance and making all determinations and decisions with respect to such policies of insurance; provided, however, that ABN AMRO shall exercise such rights only upon and following the occurrence of an Event of Default;

     (ii) each of the Borrowers shall maintain, at its expense, such public liability and third party property damage insurance and business interruption insurance as is customary for Persons engaged in businesses similar to that undertaken by it with such companies and in such amounts, with such deductibles and under policies in such form as shall be satisfactory to

                                                                             33.


          ABN AMRO. Originals or certified copies of such policies have been or shall be, within ninety (90) days of the date hereof, delivered to ABN AMRO together with evidence of payment of all premiums therefor; each such policy shall contain an endorsement showing ABN AMRO as additional insured thereunder and providing that the insurance company shall give ABN AMRO at least thirty (30) days written notice before any such policy shall be materially altered or cancelled;

    (iii) if either of the Borrowers at any time or times hereafter shall fail to obtain or maintain any of the policies of insurance required above or to pay any premium in whole or in part relating thereto, then ABN AMRO, without waiving or releasing any obligation or default hereunder, may (but shall be under no obligation to) obtain and maintain such policies of insurance and pay such premiums and take such other actions with respect thereto as ABN AMRO deems advisable. Such insurance, if obtained by ABN AMRO, may, but need not, protect such Loan Party's interests or pay any claim made by or against such Loan Party with respect to the Collateral. Such insurance may be more expensive than the cost of insurance such Loan Party may be able to obtain on its own and may be cancelled only upon such Loan Party providing evidence that it has obtained the insurance as required above. All sums disbursed by ABN AMRO in connection with any such actions, including, without limitation, court costs, expenses, other charges relating thereto and legal fees and disbursements (on a solicitor-client basis), shall constitute Revolving Loans hereunder and, until paid, shall bear interest at the highest rate then applicable to Revolving Loans hereunder;

(e) neither of the Borrowers shall use the Collateral, or any part thereof, in any unlawful business or for any unlawful purpose or use or maintain any of the Collateral in any manner that does or could result in material damage to the environment or a violation of any applicable Environmental Laws, or that does or could result in an Environmental Claim; each of the Borrowers shall keep the Collateral in good condition, repair and order, ordinary wear and tear excepted; neither of the Borrowers shall permit the Collateral, or any part thereof, to be levied upon under execution, attachment, writs of enforcement, distraint or other legal process; neither of the Borrowers shall sell, lease, grant a security interest in or otherwise encumber or dispose of any of the Collateral except as expressly permitted by this Agreement and neither of the Borrowers shall permit any liens or security interests (other than Permitted Liens) to attach to the Collateral that could rank either in priority to, or pari passu to the Security or any other direct or indirect interest of ABN AMRO therein; and neither of the Borrowers shall secrete or abandon any of the Collateral, or remove or permit removal of any of the Collateral from any of the locations listed on Schedule B or in any written notice to ABN AMRO pursuant to section 9(d) hereof, except for the removal of Inventory sold in the ordinary course of business as permitted herein;

(f) all monies and other property obtained by the Borrower from ABN AMRO pursuant to this Agreement will be used solely to pay out existing indebtedness to Bank One,

                                                                             34.


Michigan, to lend U.S. $2,250,000 to the German Borrower pursuant to German Documents in form and substance satisfactory to ABN AMRO, and for ongoing operational requirements of the Borrower;

(g) each of the Borrowers shall, at the request of ABN AMRO, indicate on its records concerning the Collateral a notation, in form satisfactory to ABN AMRO, of the security interest of ABN AMRO, and shall not maintain duplicates or copies of such records at any address other than its principal place of business as advised in writing to ABN AMRO; provided, however, that each of the Borrowers, in the ordinary course of its business, may furnish copies of such records to its accountants, attorneys and other agents or advisors as it may determine to be necessary or desirable, in the exercise of its commercially reasonable judgment;

(h) each of the Borrowers shall file all required tax returns and pay all of its taxes when due, including, without limitation, taxes imposed by federal, state, provincial, municipal or other governmental agencies, and shall cause any liens for taxes to be promptly released; provided, that each of the Borrowers shall have the right to contest the payment of such taxes in good faith by appropriate proceedings so long as (i) the amount so contested is shown on its financial statements, (ii) the contesting of any such payment does not give rise to a lien for taxes, (iii) upon the occurrence of an Event of Default, it keeps on deposit with ABN AMRO (such deposit to be held without interest) an amount of money which, in the sole judgment of ABN AMRO, is sufficient to pay such taxes and any interest or penalties that may accrue thereon, and (iv) if it fails to prosecute such contest with diligence, ABN AMRO may apply the money so deposited in payment of such taxes. If either of the Borrowers fails to pay any such taxes and in the absence of any such contest by it, ABN AMRO may (but shall be under no obligation to) advance and pay any sums required to pay any such taxes and/or to secure the release of any lien therefor, and any sums so advanced by ABN AMRO shall constitute Revolving Loans hereunder, shall be payable by the Borrower to ABN AMRO on demand, and, until paid, shall bear interest at the highest rate then applicable to Revolving Loans hereunder;

(i) neither of the Borrowers shall, without the prior written consent of ABN AMRO, (i) incur, create, assume or suffer to exist any indebtedness other than
(A) indebtedness arising under this Agreement, (B) unsecured indebtedness owing in the ordinary course of business to its trade suppliers, (C) indebtedness secured by Permitted Liens, and (D) any other indebtedness described in section 9(q)(ii) hereof; or (ii) assume, guarantee or endorse, or otherwise become liable in connection with, the obligations of any Person, except by endorsement of instruments for deposit or collection or similar transactions in the ordinary course of business;

(j) neither of the Borrowers shall, without the prior written consent of ABN AMRO, enter into any merger, amalgamation or consolidation, change or effectively change its jurisdiction of incorporation, sell, lease or otherwise dispose of all or substantially all of its assets or create any new Subsidiary or Affiliate or issue any shares of, or warrants or other rights to receive or purchase any shares of, any class of its stock, or enter into any transaction outside the ordinary course of its business;

(k) neither of the Borrowers shall make any distribution of funds or property and, without limitation, neither of the Borrowers shall (i) declare or pay any bonus, dividend or other distribution (whether in cash or in kind) on, purchase, redeem or retire any shares of any class of

                                                                             35.


its stock or any other equity interest, or make any payment on account of, or set apart assets for the repurchase, redemption, defeasance or retirement of, any class of its stock or any other equity interest (provided that each of the Borrowers may repurchase its shares pursuant to shareholder agreements and stock option programs existing on the date of this Agreement to the extent required to do so under such agreement or program, so long as no Event of Default has occurred and is continuing); or (ii) make any optional payment or prepayment on (other than optional payments or prepayments of indebtedness secured by the ACS Lien, so long as no Default or Event of Default has occurred and is continuing) or redemption (including without limitation by making payments to a sinking fund or analogous fund) or repurchase of any indebtedness for borrowed money other than or indebtedness of the Borrower pursuant to this Agreement, or as otherwise permitted pursuant to this Agreement or (iii) except as permitted in (ii) above and except for repayments of indebtedness in respect of transactions permitted by section 9(l)(i), make any payment on or in respect of any indebtedness, or any interest, fee or other payment, to any Parent, Subsidiary, Affiliate or other related Person;

(l) neither of the Borrowers shall make any loans to, or investments in, any Person, whether in cash, securities or other property of any kind, other than investments that are direct obligations of Canada or the United States pledged and delivered to ABN AMRO pursuant to documentation satisfactory to ABN AMRO in its absolute discretion, and other than loans by the Borrower to the German Borrower pursuant to the German Documents in form and substance satisfactory to ABN AMRO which German Documents shall not be supplemented, amended or otherwise modified without the prior written consent of ABN AMRO;

(m) neither of the Borrowers shall except with the prior written consent of ABN AMRO, amend its organizational documents or change its fiscal year or enter into a new line of business materially different from its current business;

(n) neither of the Borrowers will, except with the prior written consent of ABN AMRO, pay any amount to any of its officers and/or directors in their capacities as officers and directors by way of salary, bonus, commission, directors fees, executive management compensation or otherwise in excess of (A) with respect to base compensation, an amount that is reasonable and customary for officers and/or directors with similar responsibility and experience of other companies in the same industry as the Borrower, and (B) with respect to bonuses and other indirect remuneration, amounts which are determined in accordance with the Borrower's written objective compensation plan for the particular year;

(o) notwithstanding any other provision hereof, the Borrower shall maintain and keep in full force and effect each of the financial covenants set forth below. The calculation and determination of each such financial covenant, and all accounting terms contained therein, shall be calculated and construed in accordance with GAAP, applied on a basis consistent with the financial statements of the Borrower delivered on or before the Closing Date:

     (i) Adjusted Net Worth. The Borrower shall maintain Adjusted Net Worth in an amount not less than (A) Four Million Three Hundred Thousand Dollars (Cdn. $4,300,000) at all times from the date hereof through December 30, 2002, (B) Four Million Nine Hundred Thousand Dollars (Cdn. $4,900,000) at all times from and including December 31, 2002

                                                                             36.


          through December 30, 2003, and (C) Five Million Five Hundred Thousand Dollars (Cdn. $5,500,000) at all times from and including December 31, 2003 and thereafter;

     (ii) Interest Coverage Ratio. The Borrower shall maintain at all times a ratio of (A) EBITDA (after deducting Capital Expenditures not financed) to (B) interest expense, of not less than 1.50 to 1.00 measured at each Fiscal Quarter End commencing on December 31, 2001, on a consolidated rolling twelve month basis;

    (iii) Capital Expenditures. The Borrower shall not, during any fiscal year, make Capital Expenditures in an aggregate amount of more than Seven Hundred Fifty Thousand Canadian Dollars (Cdn. $750,000); and

     (iv) Debt Service Coverage. The Borrower shall maintain at all times a ratio of (A) net income after taxes (excluding any after-tax gains or losses on the sale of assets and excluding other after-tax extraordinary gains or losses) plus non-cash income tax expense, plus depreciation and amortization and minus Capital Expenditures which have not been financed, to (B) the principal payments of long term debt (including capital leases) paid or payable, of not less than 1.25 to 1.00 measured at each Fiscal Quarter End, commencing on December 31, 2001, on a consolidated rolling twelve month basis;

(p) the Borrower shall reimburse ABN AMRO for all costs and expenses (including, without limitation, reasonable legal fees and disbursements (on a solicitor-client basis) for both in-house and outside counsel), relating to it and incurred by ABN AMRO in connection with the documentation and consummation of this transaction and any other transactions between the Borrower and ABN AMRO including, without limitation, personal property security and other public record searches, lien filings, express mail or similar express or messenger delivery, appraisal costs, surveys, title insurance and environmental audit or review costs, and in seeking to collect, protect or enforce any rights in or to the Collateral or incurred by ABN AMRO in seeking to collect any Liabilities and to administer and enforce any of ABN AMRO's rights under this Agreement; provided that, prior to the occurrence of an Event of Default, the Borrower shall not be required to reimburse ABN AMRO for costs and expenses (other than legal expenses, costs and expenses in connection with ABN AMRO's field audits, and those referred to in the next sentence) that, together with costs and expenses to which the U.S. $25,000 limit in section 4(c)(iv) of the U.S. Loan Agreement applies, exceed such limit in any year. The Borrower shall also pay all normal service charges, costs and expenses with respect to accounts maintained by ABN AMRO for the benefit of the Borrower and any additional services requested by the Borrower from ABN AMRO. All such costs, expenses and charges shall constitute Revolving Loans hereunder, shall be payable to ABN AMRO on demand and, until paid, shall bear interest at the highest rate then applicable to Revolving Loans hereunder;

(q) the Borrower shall maintain all banking relationships with a financial institution acceptable to ABN AMRO in its discretion;

                                                                             37.


(r) neither of the Borrowers shall make any material change in the operation of its business; except as contemplated in section 9(l); each of the Borrowers shall purchase Inventory and services only from parties at arms-length to it, its officers and directors and its direct or indirect shareholders; the Borrower shall not settle or adjust any Account identified by it as an Eligible Account or with respect to which the Account Debtor is an Affiliate without the consent of ABN AMRO, provided that following the occurrence of an Event of Default, the Borrower shall not settle or adjust any Account without the consent of ABN AMRO;

(s) each of the Borrowers shall conduct its business and occupy its premises in full compliance with all Environmental Laws applicable to it, including, without limitation, those relating to the Borrowers' generation, handling, use, storage, and disposal of Hazardous Materials; each of the Borrowers shall take prompt and appropriate action to respond to any non-compliance or alleged non-compliance with any Environmental Laws and shall regularly report to ABN AMRO on such non-compliance its response. Without limiting the generality of the foregoing, whenever either of the Borrowers gives the notice to ABN AMRO contemplated by subsection 10(t) it shall at ABN AMRO's request and at its expense:

     (i) cause an independent environmental engineer acceptable to ABN AMRO to conduct such tests of the site where its non-compliance or alleged non-compliance with Environmental Laws has occurred and prepare and deliver to ABN AMRO a report addressed to ABN AMRO and on which ABN AMRO may rely without qualifications setting forth the results of such tests, a proposed plan for responding to any environmental problems described therein, and an estimate of the costs thereof; and

     (ii) provide to ABN AMRO a supplemental report of such engineer whenever the scope of the environmental problems, or its response thereto or the estimated costs thereof shall change. Such reports shall also be addressed to ABN AMRO and shall, as requested by ABN AMRO, set out the results of such engineers' review of, inter alia:

          A. its internal policies and procedures relating to environmental regulatory compliance to ensure that all appropriate steps are being taken by it or on its behalf to comply with all applicable requirements of Environmental Laws;

          B.   progress of compliance deficiencies;

          C. all other environmental audit reports which it or any predecessor has commissioned in the normal conduct of its business; and

          D. all environmental reports which have been commissioned by or made available to it in connection with new acquisitions, and the engineers' report and recommendations on results of tests performed or samples taken by it during the course of its review, irregularities or steps which may be taken to ensure continued

                                                                             38.


               compliance, as well as such other matters as it and/or ABN AMRO may request from time to time;

(t) each of the Borrowers shall provide immediate written notice to ABN AMRO after the happening of any of the following:

     (i) the receipt of a notice of non-compliance, violation or contravention from any Governmental Authority with respect to the activities carried on by it or as to any other matter whatsoever;

     (ii) there has been a spill or other Release of Hazardous Materials upon, under or about or affecting any of the properties owned, operated, leased or occupied by it in amounts that are required to be reported under Environmental Laws, or Hazardous Materials at levels or in amounts that are required to be reported, remedied or responded to under Environmental Laws are detected on or in the soil or groundwater;

    (iii) it is or may be liable for any costs of cleaning up or otherwise remedying a Release of Hazardous Materials;

     (iv) any part of the properties owned, operated, managed, possessed, leased or occupied by it or of which it otherwise has charge, management or control, are subject to a lien, charge, mortgage or other type of encumbrance under, or may be subject to any order, direction or other administrative proceeding under, any Environmental Laws; or

     (v)  it undertakes any remedial work with respect to any Hazardous
          Materials.

11.  CONDITIONS PRECEDENT

(a)  Closing Deliveries.

     The obligation of ABN AMRO to fund the initial Loans and issue the initial Letter of Credit (if any) is subject to the satisfaction or waiver on or before the Closing Date of the following conditions precedent:

     (i) Completion by ABN AMRO to its sole satisfaction of its review of the management prepared interim financial statements (including individual and consolidated balance sheets, cash flow statements and profit and loss statements) as at September 30, 2001 with respect to the Borrower and the German Borrower, and any other information and material requested by ABN AMRO to ensure that, among other things, no changes have occurred that would result in an amendment to any of the financial forecasts and other information provided by the Borrower or the German Borrower to ABN AMRO.

                                                                             39.


     (ii) No material adverse change in ABN AMRO's understanding of the facts and information presented to it by the Borrower or any other Loan Party or others on their behalf has occurred and no material litigation or claims (in the sole judgment of ABN AMRO) with respect to any aspect of Borrower's or any other Loan Party's business or assets shall have occurred.

    (iii) ABN AMRO shall have received, in form and substance satisfactory to it in its absolute discretion, each of the security documents, agreements, opinions, reports, approvals, consents, certificates and other documents set forth on the closing document list attached hereto as Schedule 11(a)(iii), including without limitation evidence that the German Documents are in form and substance satisfactory to ABN AMRO, and evidence of all registrations as required and confirmation of its first priority (subject to Permitted Liens) lien, charge and security interest in the Collateral.

     (iv) Since December 31, 2000 (except as disclosed in the September 30, 2001, financial statements delivered to ABN AMRO) no event shall have occurred which has had or could be expected to have a Material Adverse Effect with respect to the Borrower individually or the other Loan Parties collectively, as determined by ABN AMRO in its sole discretion.

     (v) ABN AMRO shall have received payment in full of all fees and expenses payable to it by the Borrower, including, without limitation, legal fees and expenses incurred by ABN AMRO in connection with this Agreement and the consummation of the transactions contemplated hereby, on or before the Closing Date.

     (vi) ABN AMRO shall have determined that immediately after giving effect to
          (A) the making of the initial Revolving Loans requested to be made on the Closing Date, (B) the issuance of the initial Letter of Credit, if any, on the Closing Date, and (C) the payment or reimbursement by the Borrower of ABN AMRO for all closing costs and expenses incurred in connection with the transactions contemplated hereby, on a pro forma basis Excess Availability shall not be less than Seven Hundred Seventy-Five Thousand Canadian Dollars (Cdn. $775,000).

    (vii) ABN AMRO shall have received evidence of repayment of all of the Borrower's and the German Borrower's indebtedness owing to creditors other than indebtedness to unsecured trade creditors incurred in the normal course of business and on normal payment terms and other than indebtedness to those creditors which ABN AMRO has agreed may continue as creditors of the Borrower or the German Borrower after the Closing Date (which creditors include those holding Permitted Liens).

   (viii) No request of the Minister of National Revenue for payment pursuant to Section 224(1.1), or any successor section, of the Income Tax Act

                                                                             40.


          (Canada) shall have been received by ABN AMRO in respect of Borrower.

     (ix) ABN AMRO shall have received a Borrowing Base Certificate as at November 21, 2001, together with a certificate from an Authorized Officer of the Borrower (the "Closing Certificate") pursuant to which such Authorized Officer shall certify that: (A) in calculating the Excess Availability described in clause (vi) above, the Borrower's outstanding debt was (and is) current and not past due in any respect;
          (B) all representations and warranties contained herein are true and correct; (C) no Default or Event of Default has occurred and is continuing; and (D) no event has occurred and is continuing that would have a Material Adverse Effect with respect to the Borrower individually or the other Loan Parties collectively.

     (x) The Borrower and any other Loan Party shall have or cause to be executed and delivered to ABN AMRO all documents which ABN AMRO determines in its absolute discretion are necessary to consummate the transactions contemplated hereby.

     (xi) Completion of tax, lien, judgment and other searches and investigations with respect to the Collateral and all security provided by the Borrower and any other Loan Party, with results satisfactory to ABN AMRO, and completion of a review to its satisfaction of the management, creditworthiness, financial position, systems and procedures of the Borrower.

    (xii) ABN AMRO shall have received, reviewed and determined as satisfactory all appraisals, all third party documentation (including landlord and mortgagee waivers and debt and security subordinations and postponements it may require) and all contracts entered or to be entered into by or binding on the Borrower or any other Loan Party (including all supply, service, purchase and rental contracts and all collective agreements with employees or their union) as it may consider material in its absolute discretion.

   (xiii) Completion of final pre-closing collateral roll-forward, ineligibles and Borrowing Base calculations to the satisfaction of ABN AMRO.

    (xiv) Confirmation of completion of all transactions contemplated pursuant to the U.S. Loan Agreement and the availability of the first advance thereunder.

     (xv) Without limiting the generality of subsection 11(a)(iii), ABN AMRO shall have received a legal opinion from the Borrowers' and the Guarantors' counsel, in form and substance satisfactory to ABN AMRO and its counsel, opining with respect to, but not limited to, the Borrower's

                                                                             41.


          and each Loan Party's incorporation and subsistence, the Borrower's and each Loan Party's corporate power and capacity to enter into this Agreement and the Other Agreements, the Borrower's and each Loan Party's due authorization, execution and delivery and performance of this Agreement and the Other Agreements, and the enforceability of this Agreement and the Other Agreements against the Borrower and each Loan Party, as applicable.

(b)  Post Closing Deliveries.

     After the Closing Date, the obligation of ABN AMRO to make any requested Loan or issue any requested Letter of Credit is subject to the satisfaction of the conditions precedent set forth in subsections 11(a)(ii), (iii), (iv),
(viii), (x) and (xii) above and also as set forth below. Each such request shall constitute a representation and warranty that such conditions are satisfied:

     (i) All representations and warranties contained in this Agreement and the Other Agreements shall be true and correct in all material respects on and as of the date of such request, as if then made, other than representations and warranties that relate solely to an earlier date; and

     (ii) No Default or Event of Default shall have occurred, or would result from the making of the requested Revolving Loan or issue of the requested Letter of Credit, which has not been waived in writing by ABN AMRO.

12.  DEFAULT

     The occurrence of any one or more of the following events shall constitute an "Event of Default" hereunder:

(a) the failure of the Borrower or any other Loan Party to pay when due, declared due, or demanded by ABN AMRO in accordance with the terms hereof or thereof, any of the Liabilities;

(b) the failure of the Borrower or any other Loan Party to perform, keep or observe any of the covenants, conditions, promises, agreements or obligations (other than as described in subsection 12(a) above) of the Borrower or such Loan Party under this Agreement or any of the Other Agreements; provided that, any such failure by a Borrower with respect to a covenant under subparagraphs 9(b), 9(i), 9(j), 9(m), 10(a), 10(h) and 10(t)(i) of this Agreement shall not constitute an Event of Default hereunder until the fifteenth (15th) day following the occurrence thereof.

(c) (i) the making or furnishing by the Borrower or any other Loan Party or any director, officer, employee or other representative thereof to ABN AMRO of any representation, warranty, certificate, schedule, report or other communication within or in connection with this Agreement or the Other Agreements or in connection with any other agreement between the Borrower or such Loan Party and ABN AMRO, which is untrue or misleading in any respect; or

                                                                             42.


(ii) the failure of the Borrower or any other Loan Party to perform, keep or observe any of the covenants, conditions, promises, or agreements of the Borrower or such Loan Party under any other agreement with any Person if (A) in the case of agreements relating to indebtedness for borrowed money in excess of One Hundred Thousand Canadian Dollars (Cdn. $100,000) either individually or in the aggregate such failure gives the holder of such indebtedness the right to accelerate the maturity thereof, or (B) in the case of any agreement, such failure could reasonably be expected to have a Material Adverse Effect with respect to the Borrower individually or the other Loan Parties collectively;

(d) the creation (whether voluntary or involuntary) of, or any attempt to create, any lien or other encumbrance upon any of the Collateral or any property or assets of the Borrower or any other Loan Party, other than the Permitted Liens, or the making or any attempt to make any levy, seizure or attachment thereof or (except as permitted hereby) sale, lease or furnishing under a contract of service of, any of the Collateral or any property or asset of the Borrower or any other Loan Party, or the loss, theft, damage or destruction of all or a substantial portion of the property and assets of the Borrower or a Loan Party;

(e) the making of an assignment or proposal in bankruptcy by the Borrower or any other Loan Party or the filing by the Borrower or any other Loan Party of notice of its intention to make a proposal in bankruptcy or the commencement of any proceedings in bankruptcy by or against the Borrower or any other Loan Party for the liquidation or reorganization of the Borrower or any other Loan Party or alleging that the Borrower or such Loan Party is insolvent or unable to pay its debts as they mature or for the readjustment or arrangement of the Borrower's or any other Loan Party's debts, whether under the Bankruptcy and Insolvency Act (Canada), the Companies' Creditors Arrangement Act (Canada) or the United States Federal Bankruptcy Reform Act or under any other law, whether state, provincial or federal, now or hereafter existing for the relief of debtors, or the commencement of any analogous statutory or non-statutory proceedings involving the Borrower or any other Loan Party; provided, however, that if such commencement of proceedings against the Borrower or such Loan Party is involuntary, such action shall not constitute an Event of Default unless such proceedings are not forthwith contested in good faith by the Borrower or such Loan Party and dismissed within thirty (30) days after the commencement of such proceedings;

(f) the appointment of a receiver or trustee for the Borrower or any other Loan Party, for any of the Collateral or for any substantial part of the Borrower's or any other Loan Party's assets or the institution of any proceedings for the dissolution or winding up, or the full or partial liquidation, or (without the consent of ABN AMRO) the merger, amalgamation or consolidation, of the Borrower or any other Loan Party which is a corporation or a partnership; provided, however, that if such appointment or commencement of proceedings against the Borrower or such Loan Party is involuntary, such action shall not constitute an Event of Default unless such appointment or proceeding has resulted in a seizure or possession of any of the Borrower's or any other Loan Party's property or assets by such receiver or trustee, or is not forthwith contested in good faith by the Borrower or such Loan Party and revoked or dismissed within thirty (30) days after the commencement of such proceedings;

                                                                             43.


(g) the entry of one or more judgments or the issuance or registration of one or more writs of enforcement or orders against the Borrower or any other Loan Party which, or the Canadian Dollar Equivalent Amount of which, is individually or in the aggregate in excess of Two Hundred Fifty Thousand U.S. Dollars (U.S. $250,000) and which remains unsatisfied or undischarged and in effect for sixty
(60) days after such entry without a stay of enforcement or execution;

(h) the occurrence of a default or an event of default under, or the revocation or termination of, the German Documents or any of them, or any agreement, instrument or document executed and delivered by any Person to ABN AMRO pursuant to which such Person has guaranteed to ABN AMRO the payment of all or any of the Liabilities or has granted ABN AMRO a security interest in or lien upon some or all of such Person's real and/or personal property to secure directly or indirectly the payment of all or any of the Liabilities;

(i) the occurrence of an Event of Default under and as defined in the U.S. Loan Agreement; or

(j) any material adverse change in the Collateral, operations, business, property, assets, prospects, or condition, financial or otherwise, of the Borrower or any other Loan Party, as determined by ABN AMRO in its reasonable judgement or the occurrence of any event which could reasonably be expected to have a Material Adverse Effect in respect of the Borrower individually or the other Loan Parties collectively, or any change in ownership of, or pledge, transfer, assignment or disposition of, or grant of security in, any shares of, the Borrower or any other Loan Party not consented to in writing by ABN AMRO.

13.  REMEDIES UPON AN EVENT OF DEFAULT

(a) Upon the occurrence of a Default or Event of Default, ABN AMRO shall have no further obligation to make or extend any Loan hereunder, to issue or cause to be issued any Letter of Credit hereunder or to grant any other financial accommodation to the Borrower.

(b) Upon the occurrence of an Event of Default described in subsection 12(e) hereof, all of the Liabilities shall immediately and automatically become due and payable, without notice of any kind, and upon the occurrence of any other Event of Default, any or all of the Liabilities may, at the option of ABN AMRO, and without demand, notice or legal process of any kind, be declared, and immediately shall become, due and payable. Upon either occurrence, ABN AMRO may, in addition to any other right or remedy which it may have at law or in equity, proceed to realize its security hereunder and to enforce its rights by:

     (i)  entry;

     (ii) the appointment by instrument in writing of a receiver or receivers of the Collateral or any part thereof (which receiver or receivers may be any person or persons, whether an officer or officers or employee or employees of ABN AMRO or not and ABN AMRO may remove any

                                                                             44.


          receiver or receivers so appointed and appoint another or others in his or their stead);

    (iii) proceedings in any court of competent jurisdiction for the appointment of a receiver or receivers or for sale of the Collateral or any part thereof; or

     (iv) any other action, suit, remedy or proceeding authorized or permitted hereby or by law or by equity.

     In addition, ABN AMRO may file such proofs of claim and other documents as may be necessary or advisable in order to have its claim lodged in any bankruptcy, winding-up or other judicial proceedings.

(c) Any receiver or receivers so appointed shall have power to:

     (i)  take possession of and to use the Collateral of any part thereof;

     (ii) carry on the business of the Borrower or any other Loan Party (including, but not limited to, the taking or defending of any actions or legal proceedings, and the doing or refraining from doing all other things as to the receiver may seem necessary or desirable in connection with the business, operations and affairs of the Borrower or any other Loan Party);

    (iii) borrow money required for the maintenance, preservation or protection of the Collateral or any part thereof or the carrying on of the business of the Borrower or any other Loan Party;

     (iv) further charge the Collateral in priority to the security interests of this Agreement as security for money so borrowed; and

     (v) sell, lease or otherwise dispose of the whole or any part of the Collateral on such terms and conditions and in such manner as the receiver shall determine.

     ABN AMRO shall not be responsible for any actions or errors of omission by the receiver or receivers in exercising any such powers.

     In addition, ABN AMRO may enter upon, use, occupy and possess the Collateral or any part thereof, free from all encumbrances, liens and charges, except for Permitted Liens, without hindrance, interruption or denial of the same by the Borrower or any other Loan Party or by any other person or persons save only a landlord pursuant to its rights of reversion under any lease of real property on expiry of its term, and may lease or sell the whole or any part or parts of the Collateral. Any sale hereunder may be made by public auction, by public tender or by private contract, with or without notice and with or without advertising and without any other formality (except as required by law), all of which are hereby waived by the Borrower. Such sale shall be on such terms and conditions as to credit or otherwise and as to upset or reserve bid

                                                                             45.


or price as to ABN AMRO in its sole discretion may seem advantageous. Such sale may take place whether or not ABN AMRO has taken possession of the Collateral.

     No remedy for the realization of the security interests granted pursuant hereto or pursuant to any security held by ABN AMRO or for the enforcement of the rights of ABN AMRO shall be exclusive of or dependent on any other such remedy, but any one or more of such remedies may from time to time be exercised independently or in combination. The term "receiver" as used in this Agreement includes a receiver and manager.

     At ABN AMRO's request, the Borrower shall, at the Borrower's expense, assemble the Collateral and make it available to ABN AMRO at one or more places to be designated by ABN AMRO. The Borrower recognizes that if the Borrower fails to perform, observe or discharge any of its Liabilities under this Agreement or the Other Agreements, no remedy at law will provide adequate relief to ABN AMRO, and the Borrower agrees that ABN AMRO shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages. Any notification of intended disposition of any of the Collateral required by law will be deemed reasonably and properly given if given at least fifteen (15) calendar days before such disposition. Any proceeds of any disposition by ABN AMRO of any of the Collateral may be applied by ABN AMRO to the payment of expenses and any borrowings in connection with the Collateral and its realization including, without limitation, legal fees and disbursements (on a solicitor-client basis) of both in-house and outside counsel and any balance of such proceeds may be applied by ABN AMRO toward the payment of such of the Liabilities, and in such order of application, as ABN AMRO may from time to time elect or re-elect.

14.  INDEMNIFICATION

(a)  General Indemnity.

     The Borrower agrees to defend (with counsel satisfactory to ABN AMRO), protect, indemnify and hold harmless ABN AMRO, each affiliate or subsidiary of ABN AMRO, and each of their respective officers, directors, employees, attorneys and agents (each an "Indemnified Party") from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature (including, without limitation, the disbursements and the fees (on a solicitor-client basis) of internal and external counsel for each Indemnified Party in connection with any investigative, administrative or judicial proceeding, whether or not the Indemnified Party shall be designated a party thereto), which may be imposed on, incurred by, or asserted against, any Indemnified Party (whether direct, indirect or consequential and whether based on any federal, state or local laws or regulations including, without limitation, securities, environmental and commercial laws and regulations, under common law or in equity, or based on contract or otherwise) in any manner relating to or arising out of this Agreement or any Other Agreement, or any act, event or transaction related or attendant to any of the foregoing, the making and the management of the Loans or the use or intended use of the proceeds of the Loans. To the extent that the undertaking to indemnify set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrower shall satisfy such undertaking to the maximum extent

                                                                             46.


permitted by applicable law. Any liability, obligation, loss, damage, penalty, cost or expense covered by this indemnity shall be paid to each Indemnified Party on demand, and, failing prompt payment, shall, together with interest thereon at the highest rate then applicable to Revolving Loans hereunder from the date incurred by each Indemnified Party until paid by the Borrower, be added to the Liabilities of the Borrower and be secured by the Collateral. The provisions of this section 14 shall survive the satisfaction and payment of the other Liabilities and the termination of this Agreement. (b) Environmental Indemnity.

     Without limiting the generality of subsection 14(a), the Borrower shall at all times indemnify and hold harmless the Indemnified Parties from and against any and all liabilities and costs suffered or incurred by such Indemnified Parties including, without limitation, any and all orders, directions, suits, actions, proceedings, claims, settlements, damages, losses, liabilities, costs and expenses (including, without limitation, legal fees and disbursements on a solicitor-client basis, litigation costs and any costs of settlement), with respect to: (i) any actual or threatened Release of Hazardous Materials or the presence of any Hazardous Materials affecting any of the properties of the Borrower or any other Loan Party, whether or not the same originates or emanates from any such properties or any contiguous property, including any loss of value of any such properties as a result of any of the foregoing; (ii) any costs of remedial, preventative or similar action which may be imposed by any Governmental Authority on the Borrower or any other Loan Party, including without limitation, any prosecution initiated or threatened with respect to non-compliance with Environmental Laws, (iii) any costs of remedial, preventative or similar action incurred by any Governmental Authority or any costs incurred by any other person or damages from injury to, destruction of, or loss of natural resources, including costs of assessing such injury, destruction or loss incurred pursuant to any Environmental Laws; (iv) liability for personal injury or property damage arising under any statutory, common law, tort, breach of statutory duty, riparian rights, strict liability or any other doctrine or theory, including, without limitation, damages assessed for the maintenance of a public or private nuisance, trespass or for the carrying on an abnormally dangerous activity at or near any of the properties of the Borrower or any other Loan Party; (v) any environmental liabilities and costs affecting any of the properties of the Borrower or any other Loan Party within the jurisdiction of any Governmental Authority; and/or (vi) any other environmental liabilities and costs.

15.  MISCELLANEOUS

(a)  Notices.

     All written notices and other written communications with respect to this Agreement or any of the Other Agreements shall be sent by ordinary or registered mail, by telecopy or delivered in person, and in the case of ABN AMRO shall be sent to it at Maritime Life Tower, 15th Floor, P.O. Box 114, 79 Wellington Street West, Toronto, Ontario M5K 1G8 Attention: Vice President, Asset Based Lending, (if by telecopy to telecopy number 416-367-7943) and in the case of the Borrower or any other Loan Party shall be sent to or in care of the Borrower at 363 Sovereign Road, London, Ontario, N6M 1A3, Attention: President (if by

                                                                             47.


telecopy to telecopy no. 519-452-1231). The notice or other communication so sent shall be deemed to be received on the day of personal delivery or telecopy, or if mailed, three days following the date of such mailing.

(b)  Choice of Governing Law and Construction.

     Except as expressly set forth therein, this Agreement and the Other Agreements shall be governed and controlled by the laws of the Province of Ontario and the laws of Canada applicable therein as to interpretation, enforcement, validity, construction, effect, and in all other respects, including, without limitation, the legality of the interest rate and other charges, but excluding perfection of the security interests in the Collateral, which shall be governed and controlled by the laws of the relevant jurisdiction.

(c)  Forum Selection and Service Of Process.

     To induce ABN AMRO to accept this Agreement, the Borrower, for itself and the other Loan Parties, irrevocably: (i) agrees that, subject to ABN AMRO's sole and absolute election, all actions or proceedings in any way, manner or respect, arising out of or from or related to this agreement, the other agreements or the collateral shall be litigated in courts having situs within the city of Toronto, Province of Ontario; (ii) consents and submits to the jurisdiction of any local, provincial or federal courts located within said city and province; and (iii) hereby waives any right it may have to transfer or change the venue of any litigation brought by ABN AMRO in accordance with this paragraph.

(d)  Modification and Benefit of Agreement

     This Agreement shall be binding upon the Borrower, the other Loan Parties and ABN AMRO and their respective successors and assigns and shall enure to the benefit of the Borrower and ABN AMRO and their respective successors and assigns. This Agreement and the Other Agreements may not be modified, altered or amended except by an agreement in writing signed by the Borrower and/or the other Loan Parties as applicable and ABN AMRO. The Borrower may not sell, assign or transfer this Agreement, or the Other Agreements or any portion thereof including, without limitation, any right, title, interest, remedies, powers or duties thereunder. The Borrower, for itself and the other Loan Parties, hereby consents to ABN AMRO's sale, assignment, transfer or other disposition, at any time and from time to time hereafter without notice, of this Agreement, or the Other Agreements, or of any portion thereof, or participation therein including, without limitation, ABN AMRO's right, title, interest, remedies, powers and/or duties thereunder. The Borrower agrees that it shall execute and deliver such documents as ABN AMRO may request in connection with any such sale, assignment, transfer or other disposition.

(e)  Headings of Subdivisions.

     The headings of subdivisions in this Agreement are for convenience of reference only, and shall not govern the interpretation of any of the provisions of this Agreement.

                                                                             48.


(f)  Power of Attorney.

     The Borrower, for itself and the other Loan Parties, acknowledges and agrees that its appointment of ABN AMRO as its attorney and agent-in-fact for the purposes specified in this Agreement is an appointment coupled with an interest and shall be irrevocable until all of the Liabilities are paid in full and this Agreement is terminated.

(g)  Waiver of Jury Trial, Other Waivers, Confidentiality.

     ABN AMRO and the Borrower (for itself and the other Loan Parties) hereby waive all rights to trial by jury in any action or proceeding which pertains directly or indirectly to this Agreement, any of the Other Agreements, the liabilities, the collateral or any alleged tortious conduct or which, in any way, directly or indirectly, arises out of or relates to the relationship between the Borrower and ABN AMRO. In no event shall ABN AMRO be liable for lost profits or other special or consequential damages. The Borrower (for itself and the other Loan Parties) hereby waives all rights to notice and hearing of any kind prior to the exercise by ABN AMRO of its rights to repossess the Collateral without judicial process or to replevy, attach or levy upon such Collateral without prior notice or hearing, and hereby waives demand, presentment, protest and notice of nonpayment, and further waives the benefit of all valuation, appraisal and exemption laws. ABN AMRO's failure, at any time or times hereafter, to require strict performance of any provision of this Agreement or any of the Other Agreements shall not waive, affect or diminish any right of ABN AMRO thereafter to demand strict compliance and performance therewith. Any suspension or waiver by ABN AMRO of an Event of Default under this Agreement or any default under any of the Other Agreements shall not suspend, waive or affect any other Event of Default under this Agreement or any other default under any of the Other Agreements, whether the same is prior or subsequent thereto and whether of the same or of a different kind or character. No delay on the part of ABN AMRO in the exercise of any right or remedy under this Agreement or any Other Agreement shall preclude other or further exercise thereof or the exercise of any right or remedy. None of the undertakings, agreements, warranties, covenants and representations contained in this Agreement or any of the Other Agreements and no Event of Default under this Agreement or default under any of the Other Agreements shall be deemed to have been suspended or waived by ABN AMRO unless such suspension or waiver is in writing, signed by two duly authorized officers of ABN AMRO and directed to the Borrower specifying such suspension or waiver.

(h)  Timing of Payments.

     Any payment required to be made by the Borrower to ABN AMRO hereunder or under any security shall be made in the currency in respect of which the obligation requiring such payment arose. Any payment received by ABN AMRO after 3:00 p.m. (Toronto time) on a Business Day, or on any day that is not a Business Day, shall be credited to the account of the Borrower as applicable on the next following Business Day.

(i)  Canadian Currency.

     All dollar amounts specified herein are in Canadian Dollars unless otherwise indicated.

                                                                             49.


(j)  Judgment Currency.

     If in the recovery by ABN AMRO of any amount owing hereunder in any currency, judgment can only be obtained in another currency and because of changes in the exchange rate of such currencies between the date of judgment and payment in full of the amount of such judgment, the amount of recovery under the judgment differs from the full amount owing hereunder, the Borrower shall pay any such shortfall to ABN AMRO; such shortfall can be claimed by ABN AMRO against the Borrower as an alternative or additional cause of action and any surplus received by ABN AMRO will be repaid to the Borrower.

(k) Severability.

     In the event any provision of this Agreement is for any reason held by a court of competent jurisdiction to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

(l) Conflicts.

     In the event there occurs any conflict or inconsistency between any provision of this Agreement and any provision of the Other Agreements, the provision of this Agreement shall govern.

(m) Counterparts.

     This Agreement and any amendments, waivers, consents, acknowledgements or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which, when so executed and delivered, shall be deemed an original, but all of which counterparts together shall constitute but one agreement.

(n)  Commitment Letter Superseded.

     For greater certainty, the provisions of this Agreement supersede the related provisions in the commitment letter dated November 19, 2001 from LaSalle Business Credit, Inc. to the Shareholder.

                                                                             50.


     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date set out on the first page hereof.


                                        NUMATICS LTD.

                                        By: /s/ John H. Welker
                                            ------------------------------------
                                        Name: John H. Welker
                                        Title: Vice President


                                        ABN AMRO BANK CANADA

                                        By: /s/ Aaron Turner
                                            ------------------------------------
                                        Name: Aaron Turner
                                        Title: V.P., Asset Based Lending


                                        By:
                                            ------------------------------------
                                        Name:
                                        Title:

                                                                             51.


TO:  ABN AMRO BANK CANADA

     Each of the undersigned hereby acknowledges and consents to the provisions of the foregoing credit agreement, confirms any covenant, representation or warranty in any way relating to it and confirms the continuing nature thereof, and covenants and agrees to abide by all covenants and agreements of the Borrower to cause any action or thing to be done by it and all covenants and agreements otherwise relating to it.

                                        NUMATICS GmbH

                                        By: /s/ John H. Welker
                                            ------------------------------------
                                        Name: John H. Welker
                                        Title: General Manager

                                        NUMATICS, INCORPORATED

                                        By: /s/ John H. Welker
                                            ------------------------------------
                                        Name: John H. Welker
                                        Title: Chairman, President and Chief
                                               Executive Officer

                                        MICRO-FILTRATION, INC.

                                        By: /s/ John H. Welker
                                            ------------------------------------
                                        Name: John H. Welker
                                        Title: Chairman and Chief
                                               Executive Officer

                                        NUMATION, INC.

                                        By: /s/ John H. Welker
                                            ------------------------------------
                                        Name: John H. Welker
                                        Title: Chairman and Chief
                                               Executive Officer

                                        NUMATECH, INC.

                                        By: /s/ John H. Welker
                                            ------------------------------------
                                        Name: John H. Welker
                                        Title: Chairman and Chief
                                               Executive Officer

                                        ULTRA AIR PRODUCTS, INC.

                                        By: /s/ John H. Welker
                                            ------------------------------------
                                        Name: John H. Welker
                                        Title: Chairman and Chief
                                               Executive Officer

                                                                             52.


                                        MICROSMITH, INC.

                                        By: /s/ John H. Welker
                                            ------------------------------------
                                        Name: John H. Welker
                                        Title: Chairman and Chief
                                               Executive Officer

                                        EMPIRE AIR SYSTEMS, INC.

                                        By: /s/ John H. Welker
                                            ------------------------------------
                                        Name: John H. Welker
                                        Title: Authorized Signatory